Exhibit 10.1

ttCONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

LICENSE AGREEMENT
This License Agreement (this “Agreement”), dated as of April 23, 2014 (the “Execution Date”), is made by and between Nogra Pharma Limited, organized under the laws of Ireland having business offices at 33 Sir John Rogerson’s Quay, Dublin 2, Ireland (“Nogra”), and Celgene Corporation, a Delaware corporation (“Celgene Corp.”), with respect to all rights and obligations under this Agreement in the United States (subject to Section 13.16), and Celgene Alpine Investment Company II LLC, a Delaware limited liability company (“Celgene Alpine”), with respect to all rights and obligations under this Agreement outside of the United States (subject to Section 13.16) (Celgene Alpine and Celgene Corp. together, “Licensee”). Nogra and Licensee are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”
WHEREAS, Nogra has been engaged in the development of GED-0301, an antisense oligonucleotide targeting SMAD7, and controls certain patent rights and know-how with respect thereto;
WHEREAS, Licensee desires to obtain exclusive rights under the Nogra Patent Rights and Nogra Know-How in order to continue the development thereof and products based thereupon; and
WHEREAS, the Parties desire to enter into an agreement pursuant to which Nogra will grant an exclusive license to Licensee under the Nogra Patent Rights and Nogra Know-How for Licensee to develop, manufacture and commercialize Licensed Compound and Licensed Products, all on the terms set forth below.
NOW, THEREFORE, the Parties hereby agree as follows:

Section 1.	Definitions.
For the purpose of this Agreement, the following terms and phrases (and cognates) will have the meanings set forth below:
1.1    “Accounting Standards” means generally accepted accounting principles as practiced in the United States or IFRS (International Financial Reporting Standards), in each case, consistently applied.
1.2    “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%), including ownership by trusts with substantially the same beneficial interest, of the equity interests with the power to direct the management and policies of such Person, provided that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

LICENSE AGREEMENT

1.3    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.4    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.5    “Change of Control” means (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving a Party as a result of which either (i) the stockholders of such Party immediately preceding such transaction hold less than fifty percent (50%) of the outstanding shares, or less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of a Party or all or substantially all of a Party’s assets, including for Licensee, Licensee’s assets related to the Licensed Compounds or Licensed Products, either directly or through one or more subsidiaries), or (ii) any single Third Party Person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect, referred to as a “Group”) (but with respect to Nogra, other than the then existing shareholders of such Party and their Affiliates) holds fifty percent (50%) or more of the outstanding shares or voting power of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of a Party or all or substantially all of a Party’s assets either directly or through one or more subsidiaries); (b) the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any Third Party Person or Group (but with respect to Nogra, other than the then existing shareholders of such Party and their Affiliates) of beneficial ownership (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission (“SEC”) thereunder as in effect), or the right to acquire beneficial ownership, or formation of any Group which beneficially owns or has the right to acquire beneficial ownership, of fifty percent (50%) or more of either the outstanding voting power or the then outstanding shares of a Party, in each case on a fully diluted basis; (c) in the case of any Party whose shares are traded on a recognized stock exchange, individuals who, as of the Execution Date, constitute the Board of Directors of such Party (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of such Party; provided, however, that any individual becoming a director subsequent to the Execution Date whose election, or nomination for election by such company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of such Party; (d) the adoption of a plan relating to the liquidation or dissolution of a Party, other than in connection with a corporate reorganization (without limitation of clause (a), above); (e) the sale or disposition to a Third Party of all or substantially all the assets of a Party (determined on a consolidated basis); or (f) the sale or disposition to a Third Party of assets or businesses that constitute fifty percent (50%) or more of the total revenue or assets of a Party (determined on a consolidated basis). For purposes of this definition of “Change of Control” a Person shall not be deemed to have either “voting power” in clause (b) above or “beneficial ownership” in clause (c) above if such “voting power” or “beneficial ownership” (as applicable) is the result of an agreement, arrangement or understanding to vote such applicable securities where such agreement, arrangement or understanding arises solely from a revocable proxy given in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Securities Exchange Act of 1934 and the regulations thereunder, as amended from time to time.

LICENSE AGREEMENT

1.6    “Clinical Studies” means any study in which human subjects are dosed with a drug, whether approved or investigational, including any Phase 1, 2, 3 or 4 clinical study.
1.7    “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than Licensed Compound. Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart
1.8    “Commercially Reasonable Efforts” means, with respect to any Licensed Compound or Licensed Product, that level of efforts and resources commonly dedicated in the pharmaceutical industry by a global pharmaceutical company to the Manufacture, Development or Commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle to any Licensed Compound or Licensed Product, in each case taking into account (the “CRE Considerations”) issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment and the likely timing of market entry, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors, but without regard to any payments owed to Nogra under this Agreement. After Regulatory Approval of a Licensed Product, “Commercially Reasonable Efforts” will be determined on a market-by-market basis without regard to the particular circumstances of Licensee, including any other product opportunities of Licensee or any payments owed to Nogra under this Agreement, but with regard to the level of efforts and resources commonly dedicated in the pharmaceutical industry by a global pharmaceutical company. Commercially Reasonable Efforts requires that, taking into account the CRE Considerations, Licensee: [***].
1.9    “Commercialization” means activities directed to obtaining pricing and reimbursement approvals, carrying out Phase 4 clinical studies for, marketing, promoting, distributing, importing, exporting, offering for sale or selling any pharmaceutical product, including any Licensed Product.
1.10    “Commercialization Budget” means the budget for conducting Commercialization of any Licensed Product in the Territory pursuant to the Commercialization Plan during [***], as developed by Licensee and approved by the JCC and JSC in accordance with Section 6.2(b), which budget will be updated and amended concurrently with the Commercialization Plan in accordance with Section 6.2(c).
1.11    “Commercialization Plan” means the plan setting forth the activities and timelines relating to the Commercialization of any Licensed Product in the Territory during [***], as developed by Licensee in consultation with the JCC and approved by the JCC and JSC in accordance with Section 6.2(a), including the Commercialization Budget and annual Net Sales forecasts for the Territory, as amended from time to time in accordance with the procedures set forth in this Agreement.
1.12    “Confidential Information” means all Know-How, marketing plans, strategies and customer lists, and other information or material that are disclosed or provided by a Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form.
1.13    “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated January 24, 2014, by and between the Parties.
1.14    “Controlled” means, with respect to any patent right, Know-How, or other intellectual property right, the possession (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such item, without violating the terms of any agreement or other arrangement with any Third Party or, other than under the [***] License Agreement, the [***] Research

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Agreement or any other agreement required to be scheduled on Schedule 11.1(e), being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access. Notwithstanding the foregoing, with respect to any patent right, Know-How or other intellectual property right acquired after the Execution Date for which a Party would be required to make payments to any Third Party in connection with the license or access granted to the other Party under this Agreement, such intellectual property will be treated as “Controlled” by the licensing Party to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such payments to such Third Party arising out of the grant of the license to the other Party. For clarity, (a) the [***] IP is “Controlled” by Nogra, and (b) any patent right, Know-How or other intellectual property right which Nogra or any of its Affiliates obtains rights to under (i) the [***] Research Agreement, and (ii) any other agreement required to be scheduled on Schedule 11.1(e) (except the [***] Manufacturing Agreement and the [***] Manufacturing Agreement), in each case is “Controlled” by Nogra.
1.15    “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Studies, regulatory affairs, and Regulatory Approvals (and specifically excluding activities directed to obtaining pricing and reimbursement approvals).
1.16    “Development Budget” means the budget for conducting Development pursuant to the Global Development Plan during [***], as developed by the JDC and approved by the JSC in accordance with Section 5.2(b), which budget will be updated and amended concurrently with the Global Development Plan with Section 5.2(c).
1.17    “Distributor” means a Third Party bona fide wholesaler or distributor engaged by Licensee only to market, distribute and sell a Licensed Product in a particular jurisdiction (but, for clarity, not to Develop or Manufacture any Licensed Product in any way).
1.18    “Divest” or “Divestiture” means, with respect to a compound or product, the sale, exclusive (even with respect to Licensee and its Affiliates) license, or other delegation, assignment or transfer by Licensee or its Affiliates of all of their respective Development, Manufacture and Commercialization rights or obligations with respect such compound or product to a Third Party without the retention or reservation of any Commercialization interest or participation rights (other than solely an economic interest or the right to enforce customary terms and conditions contained in the relevant agreements effectuating such Divestiture, including rights of access and review in connection therewith).
1.19    “EMA” means the European Medicines Agency and any successor agency thereto.
1.20    “European Union” or “EU” means the countries of the European Economic Area, as it is constituted on the Execution Date and as it may be expanded from time to time after the Execution Date.
1.21    “Executive Officers” means (a) for Nogra, [***]; and (b) for Licensee, [***]. In the event that the position of any of the Executive Officers identified in this Section 1.21 no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.
1.22    “Exploratory Indications” means the following Indications: [***].
1.23    “FDA” means the United States Food and Drug Administration or any successor agency thereto.

LICENSE AGREEMENT

1.24    “Field” means any and all indications for all uses.
1.25    “First Commercial Sale” means, with respect to any Licensed Product in a given country or region in the Territory, the first sale of such Licensed Product in such country. Notwithstanding the foregoing, sales for Clinical Studies purposes or compassionate or similar use will not be considered to constitute a First Commercial Sale. For clarity, First Commercial Sale will be determined on a Licensed Product-by-Licensed Product and country-by-country (or region-by-region) basis, as applicable.
1.26    “Follow-On Product” means any oligonucleotide acting as an inhibitor of SMAD7 function/expression and all improvements thereof, in each case that would constitute an Alternative Product, and all compounds or products containing any such oligonucleotide or improvements, other than any Licensed Compounds or Licensed Products, which oligonucleotide is either (a) first created, conceived or made in the performance of the Research Program by one or more employees, consultants or contractors of Nogra or its Affiliates, or one or more employees, consultants or contractors of Licensee or its Affiliates, whether solely or jointly, (b) first created, conceived or made by or on behalf of (i) one or more employees of Licensee or its Affiliates or consultants or contractors on behalf of Licensee or its Affiliates, or (ii) any of their respective Sublicensees in the practice of the intellectual property licensed to such Sublicensee pursuant to Section 3.2, or (iii) any of their respective licensees of any Research Program IP in the practice of such Research Program IP, in each case, whether solely or jointly, within [***] after the end of the Research Program, or (c) claimed by any of the Nogra Patent Rights or any patent rights arising from the Research Program.
1.27    “Generic Product” means, with respect to a particular Licensed Product in a country, a generic pharmaceutical product that: (a) (i) contains the same or substantially the same active ingredient (including an active moiety that has the identical nucleic acid sequence and composition) as the Licensed Compound in such Licensed Product; and (ii) is approved for use in such country by a Regulatory Authority through an Abbreviated New Drug Application as defined in the United States of America Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in any other countries in the Territory; or (b) (i) contains the same or substantially the same active ingredient (including an active moiety) as the Licensed Compound in such Licensed Product; and (ii) is approved for use in such country by a Regulatory Authority through a regulatory pathway referencing clinical data first submitted by Licensee or its Affiliates or Sublicensees for obtaining Regulatory Approval for such Licensed Product.
1.28    “Global Development Plan” means the plan setting forth the activities and timelines relating to the Development of the Licensed Compounds and Licensed Products in the Field in the Territory. An initial draft of the Global Development Plan is set forth on Exhibit A-1.
1.29    “Good Clinical Practice” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the EU and other organizations and Governmental Authorities in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.
1.30    “Good Laboratory Practice” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the EU and other organizations and Governmental Authorities in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

LICENSE AGREEMENT

1.31    “Good Manufacturing Practice” means the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16 (in each case as amended), and applicable United States, EU, Canadian and ICH Guidance or regulatory requirements for a Licensed Product.
1.32    “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.
1.33    “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.34    “Implementation Date” means the later of (a) the Execution Date, (b) if a determination is made pursuant to Section 13.5 that a notification of this Agreement is not required to be made under the HSR Act, the date of such determination, or (c) if notification of this Agreement is required to be made under the HSR Act, the Antitrust Clearance Date.
1.35    “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
1.36    “Indication” means an application for a label or label expansion indicating the applicable drug for an initial, expanded or additional patient populations, or indicating the drug for use in combination with another treatment or drug, in each case that requires a Pivotal Clinical Study for Regulatory Approval for such label or label expansion. Without limiting the generality of the foregoing, each of the two Primary Indications will be treated hereunder as a separate Indication. Notwithstanding the foregoing, different lines of treatment of an Indication will not be considered a separate Indication; the treatment and prevention of separate varieties of an Indication or precursor condition will not be a separate Indication; and the treatment or prevention of an Indication in a different population will not be a separate Indication (e.g., adult and pediatric), provided that a combination product comprising the Licensed Compound or Licensed Product and another product for the treatment of an Indication may be a separate Indication as compared to treatment of such Indication solely with such Licensed Compound or Licensed Product, if the requirements of the first sentence of this definition are satisfied.
1.37    “Know-How” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, data and regulatory approvals, data (including from Clinical Studies), filings and correspondence (including DMFs), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable.
1.38    “Law” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
1.39    “Licensed Compound” means the compound known as GED-0301, as further described on Exhibit B, any other compound claimed or disclosed in the patents and patent applications included in

LICENSE AGREEMENT

clause (a) of Nogra Patent Rights that targets SMAD7, and any existing or future improved or modified versions of such compounds that targets SMAD7.
1.40    “Licensed Product” means any pharmaceutical product containing any Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms. For clarification, Licensed Product will include any Combination Product.
1.41    “MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any country of the EU if the centralized EMA filing procedure is not used or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a Licensed Product in any country in the European Union, in each case including, for clarity, amendments thereto and supplemental applications.
1.42    “Major European Country” means any of [***].
1.43    “Manufacture” or “Manufacturing” means activities related to the manufacture, formulation and packaging of any compound or product, including any Licensed Compounds and Licensed Products, including related quality control and quality assurance activities.
1.44    “NDA” means a New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain Regulatory Approval in the U.S., or any corresponding applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country or region in the Territory (including any MAA).
1.45    “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced on sales of such Licensed Product by Licensee or any of its Affiliates or Sublicensees to a Third Party, less the following customary deductions, determined in accordance with the Accounting Standards, to the extent allocated to the sale of such Licensed Product and actually taken, paid, accrued, allowed, or included in the gross sales prices or specifically allocated in its financial statements with respect to such sales:
(a)    discounts (including cash, quantity and patient program discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;
(b)    credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals, and amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount will be added to the Net Sales of the period during which it is paid;
(c)    freight out, postage, customs charges, shipping and insurance charges for delivery of such Licensed Product; and
(d)    taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party, and annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws.
Sales and other transfer of Licensed Product between any of Licensee, its Affiliates and Sublicensees will not give rise to Net Sales, but rather the subsequent sale of Licensed Product to Third Parties. Net Sales will be determined in accordance with the Accounting Standards. Net Sales for any Combination Product will be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/B, where A is the gross invoice price for the Licensed Product contained in such

LICENSE AGREEMENT

Combination Product if such License Product is sold separately in finished form in such country, and B is the gross invoice price for such Combination Product in such country. If such Licensed Product is not sold separately in finished form in such country, the Parties will determine Net Sales for such Licensed Product by mutual agreement based on the relative contribution of such Licensed Product and each such other active ingredients in such Combination Product in accordance with the above formula, and will take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.
1.46    “Nogra Know-How” means all Know-How, existing as of the Execution Date or arising during the Term, Controlled by Nogra or any of its Affiliates, that is reasonably necessary for the manufacture, use, sale, offer for sale, importation, Development or Commercialization of any Licensed Compounds or Licensed Products.
1.47    “Nogra Patent Rights” means (a) the issued patents and patent applications listed in Exhibit C attached hereto, plus (i) all divisionals, continuations, continuations-in-part thereof or any other patent rights claiming priority directly or indirectly to any of the issued patents or patent applications identified on Exhibit C, and (ii) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and all foreign counterparts thereof, and (b) any other issued patents and patent applications, existing as of the Execution Date or arising during the Term, Controlled by Nogra or any of its Affiliates, that is reasonably necessary for the Manufacture, use, sale, offer for sale, importation, Development or Commercialization of any Licensed Compounds or Licensed Products.
1.48    “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Nogra Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Nogra Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Nogra Patent Rights (other than art required to be cited under a duty of candor to a patent office), filing a request for or pursuing a re-examination of any of the Nogra Patent Rights (other than with Nogra’s written agreement), or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Nogra Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by Nogra or its Affiliates against Licensee or its Affiliates or Sublicensees.
1.49    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, beneficiary or trustee of any trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.
1.50    “Phase 3 Clinical Study” means a clinical trial of a product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.
1.51    “Pivotal Clinical Study” means (i) a Phase 3 Clinical Study that is intended by Licensee or its Affiliates or Sublicensees to be submitted (together with any other registration trials that are prospectively planned when such Phase 3 Clinical Study is initiated) for Regulatory Approval in the U.S. or the EU, or (ii) any other Clinical Study that is intended by Licensee or its Affiliates or Sublicensees to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the

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dosage range to be prescribed, which Clinical Study is a registration trial intended by Licensee or its Affiliates or Sublicensees to be sufficient for filing an application for a Regulatory Approval for such product in the U.S. or another country or some or all of an extra-national territory, solely as evidenced by the acceptance for filing for a Regulatory Approval for such product after completion of such Clinical Study.
1.52    “Primary Indications” means the two following Indications: Crohn’s Disease and Ulcerative Colitis.
1.53    “Prosecute” or “Prosecution” means in relation to any patent rights, (a) to prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant Governmental Authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions or other challenges, (c) to secure the grant of any patents arising from such patent application, (d) to maintain in force any issued patent (including through payment of any relevant maintenance fees), (e) obtain and maintain patent term extension or supplemental protection certificates or their equivalents, and (f) to make all decisions with regard to any of the foregoing activities.
1.54    “Regulatory Approval” means, with respect to a country or region in the Territory, approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market or sell a pharmaceutical product (including any Licensed Product) in such country or region, but not including any pricing or reimbursement approvals.
1.55    “Regulatory Authority” means the FDA, the EMA, and any other analogous government regulatory authority or agency involved in granting approvals (including any required pricing or reimbursement approvals) for the Development, Manufacture or Commercialization of any pharmaceutical product (including any Licensed Product) in the Territory.
1.56    “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to any compound or product (including any Licensed Compound or Licensed Product), or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs and NDAs, and all correspondence with any Regulatory Authority with respect to such compound or product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).
1.57    “ROFN Product” means the first compound or product that Nogra or its Affiliate reasonably intends to be administered by prescription and that (a) is Controlled by Nogra or its Affiliates and has been developed in any [***], (b) has not been Commercialized by Nogra or its Affiliates or any Third Party prior to the Execution Date, and (c) Nogra or its Affiliate decides to sell, license or otherwise transfer or grant any rights in all or any portion of such compound or product to a Third Party. Notwithstanding the foregoing, any compound or product that Nogra or its Affiliate reasonably intends to be administered by prescription and that is committed pursuant to agreements with Third Parties in existence as of the Execution Date will be excluded from this definition of “ROFN Product”.
1.58    “Segregate” means, with respect to a compound or product, to use diligent efforts to segregate the Development, Manufacture and Commercialization activities relating to such compound or product from Development, Manufacture and Commercialization with respect to any Licensed Compounds or Licensed Products under this Agreement, including using diligent efforts to ensure that: (a) no personnel involved in performing the Development, Manufacture or Commercialization of such compound or product have access to non-public plans or information relating to the Development, Manufacture or Commercialization of any Licensed Compounds or Licensed Products (provided that

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management personnel may review and evaluate plans and information regarding the Development, Manufacture and Commercialization of any Licensed Compounds or Licensed Products in connection with portfolio decision-making); and (b) no personnel involved in performing the Development, Manufacture or Commercialization of any Licensed Compounds or Licensed Products have access to non-public plans or information relating to the Development, Manufacture or Commercialization of such compound or product (provided that management personnel may review and evaluate plans and information regarding the Development, Manufacture and Commercialization of such compound or product in connection with portfolio decision-making).
1.59    “SMAD7” (also known as CRCS3, FLJ16482, MADH7, MADH8, MAD (mothers against decapentaplegic, Drosophila) homolog 7, MAD homolog 8, SMAD, mothers against DPP homolog 7, mothers against DPP homolog 8) means the gene identified by Entrez GeneID No. 4092 and allelic and other naturally occurring variants thereof.
1.60    “Sublicensee” means any Affiliate of Licensee or any Third Party that is granted a sublicense by Licensee in accordance with Section 3.2, but will not include any Distributor.
1.61    “Sublicense Payments” means all consideration in any form, including upfront, marketing, distribution, franchise, option, license or documentation payments, fees, bonuses or milestone payments, received by Licensee or its Affiliates from any non-Affiliated Sublicensees or other Third Parties (excluding Distributors) in consideration of a grant of Development or Commercialization rights by Licensee to any Licensed Compounds or Licensed Products. The following payments will be excluded from the calculation of Sublicense Payments: [***].
1.62    “Territory” means worldwide.
1.63    “Third Party” means any Person other than Licensee or Nogra or any of their respective Affiliates.
1.64    “[***] IP” means the “Licensed IP” as such term is defined in the [***] License Agreement.
1.65    “[***] License Agreement” means [***].
1.66    “United States” or “U.S.” means the United States of America, including its territories and possessions, and the District of Columbia.
1.67    “[***] Research Agreement” means [***].
The following additional defined terms have the meanings set forth in the section indicated:

Defined Term	Section
AAA	Section 13.7(b)
Acquisition Third Party	Section 3.3(c)
Acquisition Transaction	Section 3.3(c)
Affected Party	Section 12.3
Agreement	Introductory Paragraph
Alliance Manager	Section 2.8
Alternative Product	Section 3.3(e)
Antitrust Clearance Date	Section 13.15(b)
Audited Site	Section 5.4(d)
Bankruptcy Event	Section 12.3

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Defined Term	Section
CAPA	Section 5.4(d)
Celgene Alpine	Introductory Paragraph
Celgene Corp.	Introductory Paragraph
Claim	Section 11.5(c)
Competition Laws	Section 13.15(b)
Competition Law Filing	Section 13.15(b)
CREATE Act	Section 9.1(g)
CRE Considerations	Section 1.8
Disclosing Party	Section 10.1(a)
DOJ	Section 13.15(b)
Execution Date	Introductory Paragraph
Existing Manufacturing Contracts	Section 7.2(b)
FTC	Section 13.15(b)
Group	Section 1.5
Hatch-Waxman Time Period	Section 9.2(b)
HSR Act	Section 13.15(b)
HSR Filing	Section 13.15(b)
Incumbent Board	Section 1.5
Indemnitee	Section 11.5(c)
Indemnitor	Section 11.5(c)
Issuing Party	Section 10.2(c)
JCC	Section 2.3(a)
JDC	Section 2.2(a)
JRC	Exhibit D
JSC	Section 2.1(a)
Knowledge	Section 11.1(h)
Licensee	Introductory Paragraph
Licensee Indemnitees	Section 11.5(b)
Licensee ROFN Notice	Section 3.7
Litigation Conditions	Section 11.5(c)
Losses	Section 11.5(a)
Milestone Events	Section 8.2(a)
Milestone Payments	Section 8.2(a)
Nogra	Introductory Paragraph
Nogra Indemnitees	Section 11.5(a)
Nogra RI Notice	Section 3.6
Nogra ROFN Notice	Section 3.7
Party	Introductory Paragraph
Pre-Acquisition Agreement	Section 3.3(c)
Receiving Party	Section 10.1(a)
Release	Section 10.2(c)
Research Collaboration Agreement	Exhibit D

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Defined Term	Section
Research Plan	Exhibit D
Research Program	Exhibit D
Research Program IP	Exhibit D
Research Term	Exhibit D
Research Program Patents	Exhibit D
Revenue Interests	Section 3.6
Reversion IP	Section 12.6(f)
Reversion License	Section 12.6(f)
Reviewing Party	Section 10.2(c)
ROFN Negotiation Period	Section 3.7
ROFN Product Assets	Section 3.7
SEC	Section 1.5
Sublicense	Section 3.2(b)
Term	Section 12.1
Third Party Offer	Section 3.7
Third Party Patent Counsel	Section 9.1(d)
Third Party RI Agreement	Section 3.6
[***]	Section 1.67
Working Group	Section 2.4

Section 2.	Management of Development and Commercialization.
2.1    Joint Steering Committee.
(a)    Formation; Purposes and Principles. Within thirty (30) days after the Implementation Date, Nogra and Licensee will establish a joint steering committee (the “JSC”) to provide high-level oversight and decision-making regarding the activities of the Parties under this Agreement. The Parties anticipate that the JSC will not be involved in day-to-day implementation of activities under this Agreement. The purposes of the JSC will be (i) to review and oversee the overall global Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products in each of the Indications in the Field in the Territory pursuant to this Agreement and (ii) to oversee the JDC and JCC and resolve matters on which the JDC or JCC unable to reach consensus. In conducting its activities, the JSC will operate and make its decisions consistent with the terms of this Agreement.
(b)    Specific Responsibilities. In addition to its overall responsibility for the collaboration established by this Agreement, the JSC will in particular:
(i)    review and approve substantive amendments and updates to the Global Development Plan presented by the JDC, including the Development Budget;
(ii)    review and approve the global regulatory strategy (and substantive amendments and updates thereto) included in the Global Development Plan and presented by the JDC;
(iii)    review and comment on regulatory submissions relating to the Licensed Products in each of the Indications in the Field in accordance with Section 5.4(c);

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(iv)    review and discuss, as necessary, performance of each Party or Affiliate, including compliance with applicable Laws and any agreed-upon standards for conduct of such activities;
(v)    review and approve the Commercialization Plan, including the initial Commercialization Budget, and any substantive amendments and updates to the Commercialization Plan, including the Commercialization Budget, in each case presented to the JSC by the JCC; and
(vi)    perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement as agreed in writing by the Parties, including periodic evaluations of performance against goals.
2.2    Joint Development Committee.
(a)    Formation; Purposes. Within thirty (30) days after the Implementation Date, Nogra and Licensee will establish a joint development committee (the “JDC”), which will report to the JSC and have responsibility for (i) coordinating and providing oversight to various Working Groups that report to the JDC, (ii) monitoring and facilitating the overall progress of Development and Manufacturing activities under this Agreement with respect to Licensed Products in each of the Indications in the Field, including oversight of the various budgets and activities, (iii) overseeing the implementation of all Development operational aspects of the collaboration established by this Agreement, and (iv) forming additional Working Group(s) from time to time and delegating to such Working Group(s) such operational responsibilities as the JDC may determine necessary or desirable, which may include Working Groups for clinical/regulatory, and safety review, as the JDC determines appropriate or the JSC directs. In conducting its activities, including in the allocation of activities to the Parties under the Global Development Plan, the JDC will operate and make its decisions consistent with the terms of this Agreement.
(b)    Specific Responsibilities. In particular, the JDC will:
(i)    oversee the initial transfer of the Nogra Know-How and designated Development activities related to the Licensed Compounds and Licensed Products from Nogra to Licensee in accordance with the terms of this Agreement;
(ii)    oversee the implementation of the Global Development Plan within the JSC-approved Development Budget for the Development of the Licensed Compounds and Licensed Products once they have been approved by the JSC;
(iii)    review and update the Global Development Plan, including the Development Budget set forth therein, on an annual basis and, from time to time, present to the JSC for review and approval proposed substantive amendments to the Global Development Plan, including the Development Budget, in accordance with Section 5.2(c);
(iv)    develop and propose to the JSC a global regulatory strategy with respect to seeking and obtaining Regulatory Approval of the Licensed Products in each of the Indications in the Field to be included in the Global Development Plan;
(v)    oversee the implementation of the global regulatory strategy for the Regulatory Approval of the Licensed Products in each of the Indications in the Field once it has been approved by the JSC;
(vi)    review, approve and oversee performance of non-clinical research or development of the Licensed Compounds and Licensed Products in the Field;

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(vii)    review and approve clinical study design, including clinical study endpoints, clinical methodology and monitoring requirements for the Clinical Studies included in the Global Development Plan; and
(viii)    perform such other functions as are assigned to it in this Agreement or as are appropriate to further the purposes of this Agreement as agreed in writing by the Parties.
2.3    Joint Commercialization Committee.
(a)    Formation; Purposes. Within ninety (90) days after the Implementation Date, Nogra and Licensee will establish a joint commercialization committee (the “JCC”), which will report to the JSC and have responsibility for (i) overseeing the implementation of all Commercialization operational aspects of the collaboration established by this Agreement and (ii) forming Working Group(s) from time to time and delegating to such Working Group(s) such operational responsibilities as the JCC may from time to time determine necessary or desirable. The JCC will include an equal number of designated compliance officers from both Nogra and Licensee to advise the JCC on compliance with relevant Laws and policies. In conducting its activities, including the allocation of activities to the Parties under the Commercialization Plan, the JCC will operate and make its decisions consistent with the terms of this Agreement.
(b)    Specific Responsibilities. In particular, the JCC will:
(i)    review and present to the JSC for approval the Commercialization Plan for the Licensed Products prepared by Licensee, including the Commercialization Budget, in accordance with Sections 6.2(a) and 6.2(c);
(ii)    review Licensee’s and its Affiliates’ performance under the Commercialization Plan, make recommendations to Licensee regarding potential updates or amendments to the Commercialization Plan including the Commercialization Budget (which Licensee will reasonably consider in preparing proposals for updates and amendments to the Commercialization Plan including the Commercialization Budget), and review proposed updates and amendments to the Commercialization Plan including the Commercialization Budget submitted by Licensee, on a quarterly basis, and present to the JSC for review and approval proposed updates and substantive amendments to the Commercialization Plan, including the Commercialization Budget, in accordance with Section 6.2(c);
(iii)    oversee the implementation of the Commercialization Plan within the Commercialization Budget once they have been approved by the JSC;
(iv)    share planning and budgeting information with the JDC and coordinate with the JDC in preparing comprehensive planning and budgeting proposals, as applicable, to the JSC; and
(v)    perform such other functions as are assigned to it in this Agreement or as are appropriate to further the purposes of this Agreement as agreed in writing by the Parties.
2.4    Working Groups. From time to time, the JDC and JCC may establish various working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group will be constituted and will operate as the JDC or JCC determines.
2.5    Membership. Each of the JSC, JDC and JCC will be composed of an equal number of representatives appointed by each of Nogra and Licensee. The JSC, JDC and JCC will each be initially comprised of three (3) representatives of each Party. Each Party will have the right, but not be obligated, to appoint the same number of representatives to the various Working Groups as are appointed by the other Party; however, each Party will have collectively one vote, as set forth in Section 2.6(a), regardless

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of the number or representatives from each Party. The JSC may from time to time change the size of the JSC, JDC, JCC or any of the various Working Groups, and the JDC may from time to time change the size of the JDC or any of the various Working Groups. Each Party may replace JSC, JDC, JCC and any Working Group representatives at any time upon written notice to the other Party. The JSC, JDC, JCC and the various Working Groups will be co-chaired by one designated representative of each Party. The co-chairpersons of each committee and Working Group will not have any greater authority than any other representative on the committee or Working Group. The co-chairperson of Licensee will be responsible for (a) calling meetings; (b) preparing and circulating an agenda in advance of each meeting, provided that the co-chairperson will include any agenda items proposed by either Party on such agenda; (c) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (d) preparing and issuing minutes of each meeting within thirty (30) days thereafter. Each Party may designate the same individual as a representative on more than one committee or Working Group, and such individual may be an employee or consultant of such Party or any of its Affiliates. Each Party will be responsible for all costs and expenses incurred by it in participating in the JSC, JDC and JCC and any Working Groups.
2.6    Decision-Making.
(a)    The JSC, JDC, JCC and the various Working Groups will each operate by consensus, and all decisions will be made by unanimous consent. With respect to decisions of the JSC, JDC, JCC and the various Working Groups, the representatives of each Party will have collectively one (1) vote on behalf of such Party. Should the members of any Working Group maintain for more than fifteen (15) business days their disagreement on any matter that is within its authority under this Agreement for which consensus has been sought and Nogra or Licensee requests a resolution, the matter will be referred to the committee to which such Working Group reports for discussion and resolution, and then referred to the JSC for resolution if such matter is not resolved by the applicable committee within fifteen (15) business days after referral thereto. Should the members of the JCC or JDC maintain any disagreement on any matter that is within its authority under this Agreement for which consensus has been sought and Nogra or Licensee requests a resolution, the matter will be referred to the JSC for resolution.
(b)    Should the members of the JSC maintain for more than fifteen (15) business days their disagreement, either with respect to any matter referred to it by the JDC or JCC, or with respect to a matter initially arising within the JSC, such matter will be resolved pursuant to Section 13.7(a) by referral directly to a senior executive of each Party designated by such Party’s Executive Officer (but not Section 13.7(b)). If such matter is not resolved pursuant to the dispute resolution process set forth in Section 13.7(a), then Licensee will have the tie-breaking vote, provided that no decision by Licensee may be in conflict with any of the terms of this Agreement (including by amending or increasing any obligations on Nogra or any of its Affiliates or by granting any licenses or other rights to Licensee or any of its Affiliates that, in each case, are not specified in this Agreement).
(c)    Notwithstanding anything herein to the contrary, with respect to any decision to be made by any of the JSC, JDC, JCC and the various Working Groups, each Party will exercise its voting right (including Licensee’s tie-breaking vote of Section 2.6(b)) in a manner consistent with its obligations under this Agreement, including Sections 5.3(a) and 6.1(a).
(d)    None of the JSC, JDC, JCC or any Working Group will have the authority to amend or modify this Agreement.
2.7    Meetings of the JSC, JDC, JCC and Working Groups. The JSC will hold meetings at such times as the JSC will determine, and the JDC and JCC will hold meetings at such times as the applicable committee determines (or as directed by the JSC), but in no event will such meetings of the

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JSC, JDC and JCC be held less frequently than once every Calendar Quarter during the Term for so long as each such committee exists. Each Working Group will hold meetings at such times as the Working Group agrees, or as the JDC, JCC or the JSC directs. Each of the JSC, JDC, JCC and the Working Groups may meet in person or by audio or video conference as the Parties may mutually agree, provided that the JSC, JDC and JCC meet in person at least [***] during the Term for so long as such committee exists. With respect to in-person meetings of the committees and Working Groups, the representatives will meet alternately at a location(s) designated by Nogra and Licensee. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture or Commercialization of the Licensed Compounds and Licensed Products may attend such meetings of the JSC, JDC, JCC or Working Groups as nonvoting observers. The JSC, JDC, JCC and Working Groups may upon agreement meet on an ad hoc basis between regularly scheduled meetings in order to address and resolve time-sensitive issues within their purview that may arise from time to time. No action taken at a meeting of the JSC, JDC, JCC or any Working Group will be effective unless a representative of each Party is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of a committee or Working Group for which reasonable advance notice was provided.
2.8    Alliance Managers. Each Party will designate a single alliance manager for all of the activities contemplated under this Agreement (“Alliance Manager”). Such Alliance Managers will be responsible for the day-to-day worldwide coordination of the collaboration contemplated by this Agreement and will serve to facilitate communication between the Parties. Such Alliance Managers will have experience and knowledge appropriate for managers with such project management responsibilities. Each Party may change its designated Alliance Manager from time to time upon notice to the other Party.

Section 3.	License Grants.
3.1    Exclusive License Grants.
(a)    Subject to the terms and conditions of this Agreement, Nogra hereby grants to Licensee a non-transferable (except in accordance with Section 13.1), exclusive (even as to Nogra), worldwide license, with the right to sublicense in accordance with Section 3.2 only, under the Nogra Patent Rights and Nogra Know-How, to make, have made, use, sell, offer to sell, import, Develop, Manufacture and Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory. In addition, subject to the terms and conditions of this Agreement, Nogra hereby grants to Licensee a non-transferable (except in accordance with Section 13.1) right of reference to any INDs and other Regulatory Filings Controlled by Nogra or any of its Affiliates as of the Execution Date or during the Term for the Licensed Compounds and Licensed Products. The license granted to Licensee by Nogra under the [***] IP will be subject to the terms and conditions of the [***] License Agreement, provided that, for clarity, Nogra will be responsible for all payment obligations under the [***] License Agreement.
(b)    Nogra and its Affiliates will retain the non-exclusive right to make, have made, use and have used Licensed Compounds and Licensed Products for non-clinical research purposes only. The licenses granted in this Section 3.1 will not grant or create (by implication, estoppel or otherwise) any license or right under any Nogra Patent Rights or Nogra Know-How to Develop, Manufacture or Commercialize any molecule that is not a Licensed Compound or Licensed Product. The foregoing retained rights will be (i) sublicensable to the [***], provided that Nogra will ensure that each of the [***] (as applicable) is obligated to assign or exclusively license (with the right to grant sublicenses through multiple tiers (provided that such sublicenses shall be fully paid-up and royalty free with respect only to GED-0301 for the Primary Indications)) to Nogra or its Affiliates all rights, title, and interests in or to any patent rights, Know-How or other intellectual property rights created, conceived or made by such sublicensee in the course of exercising its rights under such sublicense, subject to any reasonable, non-commercial retained rights that are reserved for such sublicensee in such sublicense; and (ii) sublicensable

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to other Third Parties only with the prior written consent of Licensee, which consent will not be unreasonably withheld, conditioned or delayed, provided that Nogra will ensure that each such sublicensee is obligated to assign or exclusively license (with the right to grant fully paid-up, royalty free sublicenses through multiple tiers) to Nogra or its Affiliates all rights, title, and interests in or to any patent rights, Know-How or other intellectual property rights created, conceived or made by such sublicensee in the course of exercising its rights under such sublicense, subject to any reasonable, non-commercial retained rights that are reserved for such sublicensee in such sublicense.
3.2    Sublicenses.
(a)    Licensee may grant sublicenses (or any options to a sublicense) of the rights granted by Nogra to Licensee hereunder:
(i)    to any Affiliate of Licensee, provided such sublicense only remains in effect for as long as such Sublicensee remains an Affiliate of Licensee;
(ii)    to non-Affiliated Third Parties that are clinical research organizations, contract manufacturers, contract laboratory organizations, and other similar organizations that support the Development and Commercialization of the Licensed Compounds and Licensed Products on a fee-for-service basis as Sublicensees hereunder, provided that such sublicenses include obligations of confidentiality and non-use of Nogra Patent Rights, Nogra Know-How and Nogra Confidential Information substantially in accordance with the terms of this Agreement; and
(iii)    to other non-Affiliated Third Parties as a Distributor or Sublicensee hereunder after reasonable consultation with Nogra (which consultation will not be deemed to be a consent or approval right).
(b)    Each sublicense (or any option to a sublicense) granted by a Licensee to a Third Party pursuant to this Section 3.2 (each a “Sublicense”) will (i) be in writing; (ii) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; and (iii) require the applicable Sublicensee to comply with all applicable terms of this Agreement (except for the payment obligations, for which Licensee will remain responsible). Licensee will provide Nogra with a copy of each agreement containing any Sublicense granted under clause (a)(iii) above within ninety (90) days of execution, provided that, with respect to sublicenses to Distributors, Licensee will be permitted to redact all proprietary or other sensitive information from such agreement to the extent that such redaction does not impact Nogra’s ability to confirm Licensee’s compliance with this Agreement, and with respect to sublicenses to Sublicensees, without redactions of any kind. No Sublicense will diminish, reduce or eliminate any obligation of Licensee under this Agreement, and Licensee will remain responsible for its obligations under this Agreement and will be responsible for the performance of the relevant Sublicensee as if such Sublicensee were “Licensee” hereunder. Each Sublicense granted by Licensee to any rights licensed to it hereunder will terminate immediately upon the termination of the license from Nogra to Licensee with respect to such rights.
3.3    Exclusivity and Alternative Products.
(a)    Nogra Exclusivity. During the Term, except pursuant to the terms of this Agreement (including Section 3.1(b)), neither Nogra nor any of its Affiliates will directly or indirectly Develop, Manufacture or Commercialize, nor collaborate with, license, enable or otherwise authorize, license or grant any right to any Third Party to Develop, Manufacture or Commercialize, any Alternative Product anywhere in the Territory.
(b)    Licensee Exclusivity. During the Term, except pursuant to the terms of this Agreement, neither Licensee nor any of its Affiliates will directly or indirectly Develop, Manufacture or Commercialize, nor collaborate with, enable or otherwise authorize, license or grant any right to any

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Third Party to Develop, Manufacture or Commercialize, any Alternative Product anywhere in the Territory. Notwithstanding the foregoing, nothing in this Section 3.3(b), or this Agreement, will be construed to prevent Licensee or any of its Affiliates from developing or commercializing any compound or product that Licensee or any of its Affiliates is developing in Clinical Trials, or commercializing, as of the Execution Date. [***].
(c)    Acquisition of Alternative Product Rights. Notwithstanding the provisions of Section 3.3, during the Term, in the event Licensee or any of its Affiliates acquires or otherwise obtains rights to Develop, Manufacture or Commercialize any Alternative Product as the result of any license, merger, acquisition, reorganization, consolidation or combination with or of a Third Party or a Change of Control of Licensee or any other transaction (each, an “Acquisition Transaction”, and the Third Party involved in such transaction or Change of Control, the “Acquisition Third Party”) and, on the date of the completion of such Acquisition Transaction, such Alternative Product is being Developed, Manufactured or Commercialized or such Development, Manufacture or Commercialization would, but for the provisions of this Section 3.3(c), constitute a breach of Section 3.3, then Licensee or such Affiliate will, within [***] after the closing of such Acquisition Transaction provide written notice to Nogra that Licensee or such Affiliate has acquired rights to Develop, Manufacture or Commercialize an Alternative Product as a result of an Acquisition Transaction. Within [***] after the receipt of such notice, Nogra will provide written notice to Licensee or such Affiliate that Nogra elects to [***]. If Nogra provides notice as described in clause (i) of the preceding sentence, Licensee, and its Affiliates if applicable, will [***], and if Nogra provides notice as described in clause (ii) of the preceding sentence, Licensee, and its Affiliates if applicable, will [***]. Notwithstanding the foregoing, Nogra may not elect to [***] to the extent that such [***] would result in Licensee or its Affiliates violation of applicable Law or breach of any agreement which the Acquisition Third Party executed with a Third Party (or any Affiliate thereof) prior to signing the definitive agreement for the Acquisition Transaction (a “Pre-Acquisition Agreement”). If Licensee or its Affiliates is unable to (x) [***] or (y) [***] because doing so would violate applicable Law or breach a Pre-Acquisition Agreement, then such Alternative Product will be [***]. Licensee and its Affiliates will Segregate the Alternative Product prior to the time of [***] pursuant to clause (i) or [***] pursuant to clause (ii) above.
(d)    The Parties may agree to develop an Alternative Product as a backup compound to the Licensed Product. Upon written mutual agreement of the Parties, including any adjustment to the terms of this Agreement that would apply to such Alternative Product, the restrictions imposed by this Section 3.3 will not apply to such Alternative Product.
(e)    For purposes hereof, “Alternative Product” means any compound or product (other than any Licensed Compound or Licensed Product) that has as a consequence to any of (i) [***] SMAD7, or (ii) targeting any portion of (A) any [***] SMAD7 or (B) any [***] SMAD7, [***], in each case of (i) and (ii), with the result of [***] SMAD7, [***] SMAD7 [***], and such compound or product is [***] in the foregoing clauses (i) or (ii) (optionally against other target(s) as well). Representative “Alternative Products” include: [***], in each case targeting any portion of SMAD7 or any [***] SMAD7, in each case with the result of [***] SMAD7 [***], and such representative compound or product is as set forth in clauses (i) or (ii) above (optionally against other target(s) as well). References to any chemical matter in this definition will include naturally occurring and non-naturally occurring forms thereof.
3.4    Research Collaboration Agreement and Follow-On Products. As set forth in Exhibit D, within ninety (90) days after the Implementation Date, the Parties will enter into a Research Collaboration Agreement for the conduct of a Research Program as described in Exhibit D. As described in Exhibit D, certain milestone and royalty payments will be payable for Follow-On Products under the Research Collaboration Agreement.

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3.5    Maintenance of Third Party Agreements; Stand-By License.
(a)    Nogra (i) will duly perform and observe all of its obligations under the [***] License Agreement in all material respects and maintain in full force and effect the [***] License Agreement, including payment of royalties and other amounts to the counterparty of the [***] License Agreement, and (ii) will not, without Licensee’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (A) amend, modify, restate, cancel, supplement or waive any provision of the [***] License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, in each case in a manner that would materially affect Licensee’s rights hereunder, and in any event without giving Licensee at least ten (10) business days prior written notice of any amendment, modification, restatement, cancellation, supplement or waiver of any provision of the [***] License Agreement, or (B) exercise any right to terminate the [***] License. Nogra will provide Licensee with written notice as promptly as practicable (and in any event within ten (10) business days) after becoming aware of any of the following: (1) any material breach or default by Nogra or any of its Affiliates of any covenant, agreement or other provision of the [***] License Agreement, (2) any notice or claim from the counterparty to the [***] License Agreement terminating or providing notice of termination of the [***] License Agreement, (3) any notice or claim alleging any breach of default under the [***] License Agreement, or (4) the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events would reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under or right to terminate the [***] License Agreement. If Nogra fails to pay any amounts due under the [***] License Agreement and if such nonpayment would permit the counterparty to the [***] License Agreement to terminate or suspend the same or any rights thereunder, Licensee will have the right, but not the obligation, in its sole discretion, to pay such amounts on Nogra’s behalf, and any amounts so paid by Licensee may be taken by Licensee as a credit against the payments to be made by Licensee under Sections 8.2 and 8.3. Nogra’s obligations under this Section 3.5(a) shall continue for the term of the [***] License Agreement, unless this Agreement is terminated pursuant to Section 12.2, Section 12.3, Section 12.4 or Section 12.5.
(b)    Promptly after the Implementation Date, Nogra will reasonably cooperate with Licensee in obtaining a stand-by license from [***] in respect of the [***] IP, which stand-by license would provide Licensee with a direct license from [***] to the [***] IP in the event that the [***] License Agreement, or Nogra’s sublicense of the [***] IP to Licensee, is terminated prior to the termination (but not expiration) of this Agreement. Any amounts payable to [***] by Licensee under such stand-by license (but not, for clarity, consideration paid to [***] to enter into such stand-by license with Licensee or in connection with a breach of such stand-by license by Licensee or its Affiliates or sublicensees) will be creditable against the payments to be made by Licensee under Sections 8.2 and 8.3.
3.6    Revenue Interests. If at any time during the Term, Nogra (which, for clarity, includes its successors and assigns) negotiates a definitive agreement with a Third Party (“Third Party RI Agreement”) to, directly or indirectly, sell, assign or otherwise transfer to such Third Party any of Nogra’s rights to receive all or any portion of any payments under this Agreement, including Section 8 (“Revenue Interests”), Nogra will promptly (but no later than five (5) business days after such Third Party RI Agreement is in substantially final form prior to execution) provide written notice thereof (“Nogra RI Notice”) to Licensee, which written notice will be provided together with a copy of the Third Party RI Agreement. Licensee will have the right to acquire at least [***] and with the agreement of Nogra up to [***], of the Revenue Interests proposed to be sold, assigned or transferred under the Third Party RI Agreement by providing written notice to Nogra, within fifteen (15) business days after the Nogra RI Notice, of its election to acquire such interest, which notice will specify the percentage of the Revenue Interests that Licensee wishes to acquire. If Licensee so elects, the Parties promptly will enter into a definitive agreement (the “Definitive Agreement”) on the same economic terms as the Third Party RI Agreement for the acquisition by Licensee of the percentage of the Revenue Interests elected by Licensee

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in its notice to Nogra, which in no event will be less than fifty percent (50%) of the Revenue Interests but may be a greater percentage if mutually agreed by the Parties, it being understood that (a) the consideration payable by Licensee for such Revenue Interests will, in the case where Licensee has elected to acquire fifty percent (50%) of such Revenue Interests, be equal to the consideration payable by the Third Party for the other fifty percent (50%) of such Revenue Interests and, in the case where the Parties have mutually agreed to a greater percentage of such Revenue Interests, be equal to a proportional amount of the consideration paid by the Third Party under the Third Party RI Agreement in respect of the percentage of such Revenue Interests being acquired by the Third Party, (b) such sale of Revenue Interests will be free and clear of all liens, claims and other encumbrances, and (c) the Definitive Agreement in all cases will contain (x) customary representations and warranties from Nogra regarding authority, absence of conflict and ownership of the relevant Revenue Interests free and clear of all liens, claims and other encumbrances, and (y) customary “true sale” provisions for royalty interests of this type (including fall-back provisions granting Licensee a first lien on the Revenue Interests in the event the transaction is not respected as a “true sale”). For clarity, Licensee’s rights under this Section 3.6 will apply with respect to each and every sale, assignment or other transfer of Revenue Interests to a Third Party, but this Section 3.6 will not apply to any permitted assignment of this Agreement under Section 13.1(a). Notwithstanding anything to the contrary in this Agreement (other than the preceding sentence), it is understood and agreed that Nogra will not be entitled to consummate any sale, assignment or other transfer of any Revenue Interests under a Third Party RI Agreement until such time as (i) Licensee has either declined to purchase any portion of the Revenue Interest it is entitled to purchase under this Section 3.6 or failed to provide notice timely as required by this Section 3.6, or (ii) Licensee has consummated the purchase, assignment or transfer of such Revenue Interest.
3.7    Right of First Negotiation.
(a)    During the Term, Licensee will have an exclusive right of first negotiation to purchase or license, on an exclusive and worldwide basis, the ROFN Product from Nogra or its Affiliates. Nogra promptly will notify Licensee in writing (the “Nogra ROFN Notice”) if Nogra or any of its Affiliates makes a bona fide decision to sell, license or otherwise transfer or grant any rights to any Third Party in all or any portion of the ROFN Product, or receives a bona fide offer from a Third Party (the “Third Party Offer”) for the sale, license or other transfer or grant of any rights in all or any portion of the ROFN Product. Together with such notice, Nogra will provide to Licensee all material information in Nogra’s or its Affiliates’ control relating to the ROFN Product (including all information provided to any Third Parties relating to the ROFN Product). Licensee will have [***] from the date of the Nogra ROFN Notice to deliver a written notice to Nogra of Licensee’s desire to engage in negotiations for the purchase or license of the ROFN Product and all intellectual property rights, data, materials and other assets relating thereto (the “ROFN Product Assets”). If Licensee does not provide such written notice to Nogra within such [***] period, it will be deemed that Licensee has declined to enter into such negotiations. If Licensee does provide written notice to Nogra within such [***] period indicating Licensee wishes to engage in such negotiations (the “Licensee ROFN Notice”), the Parties will negotiate in good faith on an exclusive basis, for at least sixty (60) days after the Licensee ROFN Notice (unless otherwise agreed by the Parties) (the “ROFN Negotiation Period”) an agreement for the purchase or exclusive license of the ROFN Product Assets by Licensee. In the event that a mutually acceptable agreement for the purchase or license of the applicable ROFN Product Assets has not been entered into between the Parties prior to the expiration of the ROFN Negotiation Period, Nogra or its Affiliates will be free to negotiate an agreement (if any) with any Third Party for the purchase or license of such ROFN Product Assets, provided that Nogra and its Affiliates will not enter into any agreement with a Third Party with respect to the ROFN Product Assets that includes an upfront purchase price or upfront license payment that is less than or equal to the upfront purchase price or upfront license payment (inclusive of amounts placed into an escrow account concurrently with such upfront purchase price payment or license payment) last offered

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by Licensee to Nogra therefor, unless Nogra first offers Licensee the opportunity to enter into an agreement with Nogra or its Affiliates on the same terms as such agreement. If Licensee notifies Nogra within [***] after receiving such notice that Licensee has decided it wishes to accept such terms, the Parties promptly thereafter will negotiate and enter into an agreement on such terms. If Licensee does not provide such notice within such [***] period, Nogra or its Affiliates will be free to enter into an agreement with such Third Party on such terms. Notwithstanding the foregoing, if Nogra or its Affiliates does not enter into a definitive agreement with a Third Party with respect to the ROFN Assets within [***] following Licensee’s failure to respond to the Nogra ROFN Notice within the time period set forth above, rejection of the Nogra ROFN Notice or the end of the ROFN Negotiation Period, as applicable, then the ROFN Product Assets will again become subject to Licensee’s right of first negotiation under this Section 3.7. Except as expressly set forth in the previous sentence, once the Nogra ROFN Notice has been provided to Licensee, whether the Parties enter into a definitive agreement or otherwise, no other compounds or products of Nogra or its Affiliates will be subject to this Section 3.7.
(b)    In all events, this Section 3.7 will not apply to (a) any permitted assignment of this Agreement under Section 13.1(a), (b) any bona fide agreement with a contractor, contract research organization or contract manufacturer, under which such Third Party performs contract services on behalf of Nogra or any of its Affiliates for the research, Development or Manufacture of any ROFN Product on a fee-for-services basis, it being understood that under an agreement for such fee-for-services, fees paid to the Third Party for such services may include milestones or royalties, or (c) any agreement with any academic institution or other not-for-profit Third Party regarding any ROFN Product, provided that Nogra will ensure that any such academic institution or other not-for-profit Third Party is obligated to assign or exclusively license (with the right to grant sublicenses through multiple tiers) to Nogra or its Affiliates all rights, title, and interests in or to any patent rights, Know-How or other intellectual property rights created, conceived or made by such academic institution or other not-for-profit Third Party in the course of working with any ROFN Product, subject to any reasonable retained rights that are reserved by such academic institution or other not-for-profit Third Party.
3.8    License Limitations. Except as expressly set forth in this Agreement, no licenses or other rights are granted or created hereunder to use any patent right, Know-How or other intellectual property rights owned or in-licensed by Nogra or any of its Affiliates. All licenses and other rights are or will be granted only as expressly provided in this Agreement, and no other licenses or other rights is or will be created or granted hereunder by implication, estoppel or otherwise.

Section 4.	Transfer of Nogra Know-How.
4.1    Documentation. During the thirty (30) day period following the Implementation Date, Nogra will provide to Licensee one (1) electronic copy of all documents, data or other information in Nogra’s or its Affiliates possession or Control as of the Execution Date to the extent that such documents, data or other information describe or contain Nogra Know-How (including any Clinical Studies on the Licensed Compounds). Nogra will provide and transfer to Licensee in the same manner all additional Nogra Know-How that may from time to time become available to or Controlled by Nogra or its Affiliates.
4.2    Technical Assistance. During the period following the Implementation Date and ending upon NDA approval for the first Licensed Product, Nogra will reasonably cooperate with Licensee to (a) provide (i) up to [***] of technical assistance without charge to Licensee with travel and accommodation expenses to be borne by Licensee and (ii) any additional hours of technical assistance as Licensee may reasonably request, for which Licensee will pay Nogra a rate of [***] per hour of such technical assistance, and (b) transfer to Licensee any additional Nogra Know-How licensed under Section 3.1, in each case to facilitate the transfer of Development efforts related to the Licensed Compounds and Licensed Products. Such cooperation will include providing Licensee with reasonable access by

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teleconference or in-person at Nogra’s facilities to Nogra personnel involved in the Development of the Licensed Compounds and Licensed Products to provide Licensee with a reasonable level of technical assistance and consultation in connection with the transfer of Nogra Know-How.

Section 5.	Development.
5.1    General.
(a)    Current Development Status. Prior to the Execution Date, Nogra has independently initiated Clinical Studies of the Licensed Product as further described in Exhibit E. The Parties have agreed that Licensee will exercise Commercially Reasonable Efforts to continue the Development of the Licensed Products in the Field in the Territory in accordance with the Global Development Plan, at Licensee’s sole cost and expense.
(b)    JDC Oversight. The JDC will coordinate the global Development of the Licensed Products for the Indications covered by the Global Development Plan. The JDC will, subject to the JSC’s oversight, direct the clinical and regulatory program for the Licensed Products.
5.2    Global Development Plan; Amendments; Development Responsibilities.
(a)    Global Development Plan. The global Development of the Licensed Products, including pre-clinical Development activities, will be governed by the Global Development Plan, and Licensee agrees to exercise Commercially Reasonable Efforts to conduct all of Licensee’s Development activities relating to the Licensed Products in accordance with the Global Development Plan at [***]; without limiting the generality of the foregoing, Licensee will use Commercially Reasonable Efforts to implement the initial Global Development Plan in the form attached hereto as Exhibit A-1, and will not conduct lesser overall Development activities than those Development activities set forth in such initial Global Development Plan, unless Licensee reasonably concludes it would not be consistent with Commercially Reasonable Efforts to conduct those Development activities set forth in such initial Global Development Plan, it being understood that the foregoing does not restrict Licensee’s final decision making authority as provided in Section 2.6(b). Such initial Global Development Plan includes overall total estimated budget figures for the initial Development Budget as described in Section 5.2(b), and budget forecasts for subsequent periods as described in Section 5.2(c). The Global Development Plan will include [***] in the Global Development Plan, and will be consistent with the terms of this Agreement. [***] are included in the Global Development Plan. The terms of and activities set forth in the Global Development Plan will at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry.
(b)    Development Budget. The Development Budget included in the Global Development Plan will set forth the estimated budgeted amounts for Development costs and expenses under the Global Development Plan during the [***] thereafter, broken down by Calendar Quarter. The Development Budget also will include a breakout of costs by functional area or category as determined by the JDC. The budget amounts indicated in Exhibit A-2 will constitute the initial estimated budget amounts for the initial Development Budget. Concurrently with the annual update of the Global Development Plan in accordance with Section 5.2(c), the JDC also will prepare, and the JSC will review and approve, an updated Development Budget covering the next [***] thereafter and a forecast of the annual development budgets through receipt of Regulatory Approval for the Primary Indications reflected in such Development Budget in the United States, Japan, and each Major European Country.
(c)    Updating and Amending the Global Development Plan.
(i)    The JDC will review the Global Development Plan at least [***] per Calendar Year and will develop detailed and specific Global Development Plan updates, which

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will include the Development Budget for the subsequent [***] thereafter. The JDC will submit all such updates to the JSC for review and approval, such that JSC approval would occur no later than is necessary for Licensee’s customary budgeting process. Any updates will be appended to the Global Development Plan. The JDC may also develop and submit to the JSC from time to time other proposed substantive amendments to the Global Development Plan. The JDC also will review Licensee’s performance under the then-current Global Development Plan (including the Development Budget) on a quarterly basis, and will develop detailed and specific updates and substantive amendments to the Development Budget that reflect such performance. The JSC will review proposed amendments presented by the JDC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the Global Development Plan will be amended accordingly. Amendments and updates to the Global Development Plan, including the Development Budget, will not be effective without the approval of the JSC. In the event that the JSC does not approve an updated Global Development Plan, including the Development Budget, prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to Section 2.6, and the then-current Global Development Plan, together with the budgeted amounts set forth in the then-current Development Budget, will continue to apply until the Global Development Plan is determined by the JSC.
(ii)    Exhibit A-2 includes a high-level forecast of anticipated budget amounts and associated timelines for Development of Licensed Products. In reviewing and approving annual updates or amendments to the Development Budget, the JSC will consider the budget amounts and timelines reflected in Exhibit A-2.
(d)    Development Plan to Explore Additional Indications. Unless otherwise agreed by the Parties, the JDC will review available clinical and scientific literature to explore the feasibility of Developing the Licensed Product for additional Indications beyond the Primary Indications, with the goal of identifying at least [***] additional Indications for pre-clinical Development work. If the JDC identifies suitable additional Indications, the JDC will prepare and submit a proposal containing a general description of the study design and applicable Clinical Study endpoints, clinical methodology and monitoring requirements and the funding budget for each stage of clinical development for the relevant additional Indication to the JSC for the JSC’s review. Upon approval by the JSC, the Global Development Plan will be deemed to be amended to include the relevant activities for the additional Indication and the associated budget. The Parties may elect to conduct portions of such work under the Research Collaboration Agreement.
5.3    Development Efforts; Manner of Performance; Reports.
(a)    Development Efforts. Licensee will use Commercially Reasonable Efforts to Develop, and seek Regulatory Approval for, Licensed Products in [***] and the remainder of the Territory in at least the Primary Indications, it being understood and agreed that the foregoing will not be construed to require Development in each country of the Territory nor in any country of the Territory (other than [***] (as and to the extent required in this sentence)) where it would not be consistent with Commercially Reasonable Efforts to do so. Without limiting the generality of the foregoing, (i) Licensee will use Commercially Reasonable Efforts to execute and perform, or cause to be performed, the Global Development Plan, in accordance with the timelines set forth therein, and (ii) Licensee will use Commercially Reasonable Efforts to [***] of the Licensed Product for Crohn’s Disease (the granting of which would trigger a Milestone Payment in Section 8.2(a)). Licensee will conduct its Development activities in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, and Good Laboratory Practice, Good Clinical Practice,

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current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects.
(b)    Cost and Expense. Licensee will be responsible, [***], for all Development activities under this Agreement or the Global Development Plan and will keep Nogra reasonably informed as to the progress of such activities, as determined by the JDC.
(c)    Development Reports. At each meeting of the JDC, Licensee will report on the Development activities Licensee has performed or caused to be performed since the last meeting of the JDC, evaluate the work performed in relation to the goals of the Global Development Plan and provide such other information as may be reasonably requested by the JDC with respect to such Development activities. If Licensee fails to adequately provide such report at a meeting of the JDC, Nogra may request, and Licensee will provide to Nogra, a written progress report that includes information regarding accrual, site initiation, progress on protocol writing, meeting requests and briefing documents, in the case of clinical or regulatory activities, and in other cases such information as is reasonably necessary to convey a reasonably comprehensive understanding of the status of the applicable Development activity. In addition to the foregoing, Licensee will provide notice to Nogra (through the JDC) if Licensee elects to suspend or no longer proceed with Developing or Commercializing any Licensed Compounds or Licensed Products or any of the Primary Indications.
(d)    Compliance Audits. With respect to any facility or site at which Licensee conducts Development activities pursuant to this Agreement or the Global Development Plan, Nogra will have the right, at its expense, upon reasonable written notice to Licensee (and if applicable, such Affiliate), and during normal business hours, to inspect such site and facility and any records relating thereto once per year, or more often with reasonable cause, to verify Licensee’s compliance with the terms of this Agreement pertaining to Development of the Licensed Product pursuant to all applicable Laws, including Good Laboratory Practices, Good Clinical Practices and current standards for pharmacovigilance practice. Such inspection will be subject to the confidentiality provisions set forth in Section 10.
(e)    Development Standards. The JDC may establish standards applicable to Licensee’s performance of Development activities in accordance with the Global Development Plan and this Agreement. The Parties may review and discuss Licensee’s performance against such standards at each meeting of the JDC. If the JDC determines that Licensee has failed to comply with such standards and such failure could adversely affect the Development or Commercialization of any Licensed Product in the Field, or if the JDC does not agree and Nogra believes such is the case, the JDC will (or Nogra may) so notify the JSC and the JSC will discuss whether any remedial action is desirable.
5.4    Regulatory Submissions and Regulatory Approvals.
(a)    Regulatory Responsibilities. Subject to the JDC’s oversight, Licensee will be responsible, [***], for exercising Commercially Reasonable Efforts to seek and attempt to obtain all Regulatory Approvals for the Licensed Products in the Field in the Territory in accordance with the Global Development Plan, it being understood and agreed that the foregoing will not be construed to require obtaining Regulatory Approval in each country of the Territory nor in any country of the Territory (other than [***] (as and to the extent required in this sentence)) where it would not be consistent with Commercially Reasonable Efforts to do so.
(b)    Ownership of Regulatory Approvals. Licensee will own all regulatory submissions, including all applications, for Regulatory Approvals for the Licensed Products in the Field in the Territory filed after the Implementation Date.

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(c)    Regulatory Cooperation. Subject to applicable Law, Nogra will have the right to fully participate in all material meetings, conferences and discussions by Licensee with Regulatory Authorities pertaining to Development of the Licensed Products in the Field or Regulatory Approval. Unless circumstances otherwise prevent, Licensee will provide Nogra with reasonable advance notice of all such meetings and other contact and advance copies of all related documents and other relevant information relating to such meetings or other contact. Licensee will provide the JSC with advance drafts of any material documents or other material correspondence pertaining to Regulatory Approvals, including any proposed labeling, that Licensee plans to submit to any Regulatory Authority. The JSC may provide comments regarding such documents and other correspondence prior to their submission, which comments Licensee will consider in good faith. Licensee will provide Nogra with copies of all material submissions it makes to, and all material correspondence it receives from, a Regulatory Authority pertaining to a Regulatory Approval. Notices, copies of submissions and correspondence, and other materials to be given in advance as provided in this Section 5.4(c)will be provided at least ten (10) days in advance unless circumstances necessitate a shorter time period, and in any event not less than a reasonable time in advance under the circumstances.
(d)    Regulatory Audits. The Parties will cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Clinical Studies or Manufacturing of Licensed Products in the Field are conducted pursuant to this Agreement, whether such site or facility is Licensee’s or its Affiliate’s or a permitted subcontractor’s (each an “Audited Site”). Subject to applicable Law, Nogra will be given a reasonable opportunity to attend any inspection by any Regulatory Authority of the Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection. If such attendance would result in the disclosure to Nogra of Confidential Information unrelated to the subject matter of this Agreement, the Parties will enter into a confidentiality agreement covering such unrelated subject matter. In the event that any Audited Site is found to be non-compliant with one or more Good Laboratory Practice, Good Clinical Practice, Good Manufacturing Practice or current standards for pharmacovigilance practice, Licensee will submit to Nogra a proposed recovery plan or Corrective and Preventative Actions (“CAPA”) as soon as reasonably practicable after Licensee, its Affiliate or its permitted subcontractor receives notification of such non-compliance from the relevant Regulatory Authority and Licensee will use reasonable efforts to implement such recovery plan or CAPA promptly after submission. Licensee agrees, to the maximum extent reasonably possible, to include in any contract or other written arrangement with its permitted subcontractors, a clause permitting Nogra to exercise its rights under this Section 5.4(d).
(e)    Pricing and Reimbursement Approvals. Licensee will be responsible for and have the exclusive right to seek and attempt to obtain pricing and reimbursement approvals for the Licensed Products in the Field in the Territory, in consultation with Nogra, and provided that Licensee will keep Nogra reasonably informed with regard to any pricing or reimbursement approval proceedings for the Licensed Products in the Field in the Territory.

Section 6.	Commercialization.
6.1    Commercialization Efforts; Manner of Performance; Reports.
(a)    Commercialization Efforts. Licensee will use Commercially Reasonable Efforts to Commercialize Licensed Products in the Territory in those countries and for those Indications for which Regulatory Approval and pricing and reimbursement approval has been obtained. Without limiting the generality of the foregoing, Licensee will use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the Commercialization Plan.

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(b)    Cost and Expense. Licensee will be responsible, [***], for all Commercialization activities under this Agreement or the Commercialization Plan and will keep Nogra reasonably informed as to the progress of such activities, as determined by the JCC.
(c)    Commercialization Standards. The JCC may establish standards applicable to Licensee’s performance of Commercialization activities in accordance with the Commercialization Plan and this Agreement. The Parties may review and discuss Licensee’s performance against such standards at each meeting of the JCC. If the JCC determines that Licensee has failed to comply with such standards and such failure could adversely affect the Development or Commercialization of any Licensed Product in the Field, or if the JCC does not agree and Nogra believes such is the case, the JCC will (or Nogra may) so notify the JSC and the JSC will discuss whether any remedial action is desirable.
(d)    Commercialization Reports. At each meeting of the JCC, Licensee will report on the Commercialization activities Licensee has performed or caused to be performed in the Territory since the last meeting of the JCC, evaluate the work performed in relation to the goals of the Commercialization Plan and provide such other information as may be required by the Commercialization Plan or reasonably requested by the JCC with respect to such Commercialization activities. If Licensee fails to adequately provide such report at a meeting of the JCC, Nogra may request, and Licensee will provide to Nogra, a written progress report that describes Commercialization activities that Licensee has performed or caused to be performed since the last meeting of the JCC, evaluate the work performed in relation to the goals of the Commercialization Plan and provide such other information as may be required by the Commercialization Plan or reasonably requested by Nogra to permit Nogra to obtain a reasonably comprehensive understanding of the status and performance of the applicable Commercialization activities with respect to Licensed Products in the Territory. The JCC will evaluate Licensee’s performance each Calendar Quarter during which Commercialization activities with respect to the Licensed Products in the Field are performed in the Territory against the Commercialization Plan and provide a report of such progress to the JSC at each quarterly meeting of the JSC. In addition, Licensee will regularly meet with Nogra prior to the date [***] after First Commercial Sale of a Licensed Product in the Territory (and thereafter at Nogra’s reasonable request, up to [***] per year), to review the activities that Licensee has undertaken with regard to Commercializing the Licensed Products in the Field in the Territory. Further, Licensee will provide notice to Nogra (through the JCC) if Licensee elects to suspend or no longer proceed with Commercializing any Licensed Compounds or Licensed Products or any of the Primary Indications.
(e)    Commercialization Markings. All promotional materials, packaging and product labeling for Licensed Products will contain to the extent not prohibited by applicable Law, [***].
6.2    Commercialization Plan and Budget.
(a)    Commercialization Plan. Licensee will develop, the JCC will review, and the JSC will review and approve, a Commercialization Plan that sets forth the Commercialization activities to be undertaken with respect to Licensed Products in the Field in the Territory (which may set forth Commercialization activities in the Territory on a regional basis, rather than a country-by-country basis, defining the regions in a manner consistent with Licensee’s internal procedures). Nogra will be permitted to consult with Licensee in the development of such Commercialization Plan, provided that such consultation will not delay Licensee from developing such Commercialization Plan in accordance with its internal schedule for such development. The Commercialization of the Licensed Products in the Field in the Territory will be governed by the Commercialization Plan. The Commercialization Plan will be an [***] written plan, updated annually as provided in Section 6.2(c). Licensee will have responsibility for determining strategy and overall guidelines regarding the marketing, market access, medical affairs, and sales for Licensed Products in the Field in the Territory. The initial Commercialization Plan will be submitted to the JCC for review and approval no later than [***] prior to anticipated First Commercial

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Sale in the Territory. The Commercialization Plan will include an overall strategy for the Commercialization of the Licensed Products in the Field throughout the Territory, a tactical plan to accomplish such strategy, the Commercialization Budget, and annual Net Sales forecasts for the Territory. The terms of and activities set forth in the Commercialization Plan will at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry.
(b)    Commercialization Budget. The Commercialization Budget included in the Commercialization Plan will be a written budget setting forth the budgeted amounts for costs with respect to activities set forth in the Commercialization Plan during the [***] thereafter, broken down by Calendar Quarter. The Commercialization Budget also will include [***]. Concurrently with the annual preparation of the Commercialization Budget in accordance with Section 6.2(a), the JCC also will prepare, and the JSC will review and approve, an updated Commercialization Budget covering the [***] thereafter.
(c)    Amendments and Updates. Licensee will develop and submit to the JCC for review, an updated Commercialization Plan for Commercializing the Licensed Products in the Territory for each [***] thereafter, which will include an updated Commercialization Budget for such [***] period. The JCC will submit each such Commercialization Plan to the JSC for review and approval in time to permit the JSC’s preliminary approval of the Commercialization Budget to occur no later than [***] of the prior Calendar Year. Upon the JSC’s preliminary approval, such plan will be submitted to Licensee for its internal budgeting process with a target for final approval by the JSC no later than [***] of the prior Calendar Year, and after final approval by the JSC, such Commercialization Plan will take effect on the first day of the Calendar Year to which such Commercialization Plan applies. The JCC will review Licensee’s performance under the Commercialization Plan (including the Commercialization Budget) on a quarterly basis, and will develop detailed and specific updates and substantive amendments to the Commercialization Plan that reflect such performance. The JSC will review such proposed amendments presented by the JCC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the Commercialization Plan will be amended accordingly. Amendments and updates to the Commercialization Plan, including the Commercialization Budget, will not be effective without the approval of the JSC. In the event that the JSC does not approve an updated Commercialization Plan, including the Commercialization Budget, prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to Section 2.6, and the then-current Commercialization Plan, together with the budgeted amounts set forth in the then-current Commercialization Budget, will continue to apply until the Commercialization Plan is determined by the JSC.

Section 7.	Manufacturing.
7.1    JCC Oversight; Efforts. The JCC will oversee and have authority regarding CMC development, establishment of Manufacturing sources and supply chains, and Manufacture of the Licensed Compounds and Licensed Products in the Field and in the Territory, subject to the provisions of this Section 7. Licensee will use Commercially Reasonable Efforts to execute and to perform, or cause to be performed through its Affiliates and permitted subcontractors, the Manufacturing activities assigned to it in this Agreement and by the JCC.
7.2    Manufacturing Provisions.
(a)    Licensee will be solely responsible, [***], for Manufacturing and supplying the worldwide requirements for the Development and Commercialization of the Licensed Compounds and Licensed Products in the Territory.

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(b)    Nogra has entered into the contracts listed on Exhibit F with Third Party contract manufacturers in connection with the Manufacture of API of the Licensed Compounds and Licensed Products (the “Existing Manufacturing Contracts”). Promptly after the Implementation Date, Nogra will use reasonable efforts to assign the Existing Manufacturing Contracts to Licensee, and Licensee hereby accepts any such assignment. After such assignment, Licensee will be solely responsible for the performance of the obligations under the Existing Manufacturing Contracts.

Section 8.	Licensee Payments.
8.1    Initial License Fee. Licensee will pay to Nogra within five (5) days after the Implementation Date a one-time payment of seven hundred and ten million US dollars (US$710,000,000). Celgene Corp. will pay [***] of such amount and Celgene Alpine will pay [***] of such amount. Such payment will be non-refundable and non-creditable and not subject to set-off.
8.2    Milestone Payments.
(a)    As set forth in the following table, Licensee will make the following payments (the “Milestone Payments”) to Nogra upon achievement of each of the milestone events set forth in the tables below (the “Milestone Events”) by License or its Affiliates or Sublicensees. Each Milestone Payment will be payable by Licensee to Nogra within [***] after the achievement of the corresponding Milestone Event. Such payments will be non-refundable and non-creditable and not subject to set-off (except as provided in Section 3.5 and Section 12.8).
[***]

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]
For purposes of the Milestone Events, “Crohn’s Disease” means Crohn’s Disease as defined by the FDA, EMA or other Regulatory Authority, as applicable, at the time of such Milestone Event. For purposes of the Milestone Events, “Ulcerative Colitis” means Ulcerative Colitis as defined by the FDA, EMA or other Regulatory Authority, as applicable, at the time of such Milestone Event.

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Sales Milestones

Milestone Event	Milestone Payment
Total Net Sales of Licensed Products in the Territory in a Calendar Year equal to or greater than US$500 million	[***]
Total Net Sales of Licensed Products in the Territory in a Calendar Year equal to or greater than [***]	[***]
Total Net Sales of Licensed Products in the Territory in a Calendar Year equal to or greater than [***]	[***]
Total Net Sales of Licensed Products in the Territory in a Calendar Year equal to or greater than [***]	[***]
Total Net Sales of Licensed Products in the Territory in a Calendar Year equal to or greater than US$4 billion	[***]

(b)    Each of the Milestone Payments will be payable only once upon the first achievement of the corresponding Milestone Event, regardless of the number of Licensed Products that achieve such Milestone Events or the number of times the Milestone Event is achieved.
8.3    Royalties.
(a)    Royalties. Licensee will pay to Nogra royalties at the graduated royalty rates specified in the following table with respect to the aggregate annual worldwide Net Sales of all Licensed Products in the Territory in a Calendar Year:

Aggregate Annual Worldwide Net Sales of All Licensed Products in a Calendar Year	Royalty Rate
Portion of aggregate Annual Net Sales by Licensee, its Affiliates and Sublicensees up to and including US$[***]	[***]
Portion of aggregate Annual Net Sales by Licensee, its Affiliates and Sublicensees greater than US$ up to and including US$[***]	[***]
Portion of aggregate Annual Net Sales by Licensee, its Affiliates and Sublicensees greater than US$[***]	[***]

The applicable royalty rate will be calculated as provided in this Section 8.3(a) by reference to the aggregate annual worldwide Net Sales of all Licensed Products. By way of example, in a given Calendar Year, if the aggregate annual worldwide Net Sales of all Licensed Products for which royalties are due under this Section 8.3(a) were [***].
(b)    Royalty Term. The royalties due under Section 8.3(a) will be payable on Net Sales from the First Commercial Sale of a particular Licensed Product until the later of, on a country-by-country basis, (i) the date of expiration of any issued patent or pending patent application (for no more than [***] (or [***] in the case of [***]) from the date of filing of the earliest priority patent application in the applicable country or under the Patent Cooperation Treaty or European Patent Convention) of any Research Program Patents or Nogra Patent Right (including any applicable patent term extension) claiming the use, sale, offer for sale or importation of such Licensed Product in such country, or (ii) [***] after the commercial launch of a Generic Product in such country (provided such Generic Product

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continues to be sold commercially in such country as of such [***]), but, in any event, at least [***] from such First Commercial Sale of such Licensed Product in such country.
(c)    [***] Sales. If royalties are payable under this Section 8.3 on Net Sales of a particular Licensed Product for use in [***] after the expiration of all [***] Nogra Patent Rights (including any applicable patent term extension) claiming the use, sale, offer for sale or importation of such Licensed Product, then the royalties payable on Net Sales of such Licensed Product for use in [***] will be calculated as set forth in Section 8.3(a), provided that the portion of the royalties payable on Net Sales of such Licensed Product for use in [***] will be reduced by [***] after the date of expiration of all such [***] Nogra Patent Rights. The royalty rate tier applicable to the Net Sales of such Licensed Product for use in [***] will be applied pro rata on a Calendar Quarter-by-Calendar Quarter basis with reference to the aggregate annual worldwide Net Sales of all Licensed Products in the Territory. For clarity, there will be no reduction on royalties payable on Net Sales of Licensed Products for use in any country or region in the Territory other than in [***].
(d)    Only One Royalty. Only one royalty will be due with respect to the sale of the same unit of Licensed Product. Only one royalty will be due hereunder on the sale of a Licensed Product even if the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes more than one claim of the Nogra Patent Rights.
(e)    No Deductions. There will be no deductions or other reductions to any royalties payable to Nogra hereunder, except to the extent provided by Section 8.3(c). All royalty payments will be non-refundable and non-creditable and not subject to set-off (except as provided in Section 3.5 and Section 12.8).
8.4    Sublicense Payments. Licensee will pay Nogra an amount equal to [***] of all Sublicense Payments. Such amounts will be due to Nogra within [***] after receipt of the applicable Sublicense Payment. Such amounts will be non-refundable and non-creditable and not subject to set-off (except as provided in Section 12.8).
8.5    Payment Terms.
(a)    Manner of Payment. All payments to be made by Licensee hereunder will be made in United States dollars by wire transfer to such bank account as Nogra may designate.
(b)    Reports and Royalty Payments. For as long as royalties are due under Section 8.3(a), Licensee will furnish to Nogra a written report, within [***] after the end of each Calendar Quarter, showing the amount of Net Sales of Licensed Products and royalty due for such Calendar Quarter. Royalty payments for each Calendar Quarter will be due at the same time as such written report for the Calendar Quarter. The report will include, at a minimum, the following information for the applicable Calendar Quarter, each listed by product and by country of sale: (i) the number of units of Licensed Products sold by Licensee and its Affiliates and Sublicensees on which royalties are owed Nogra hereunder; (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) Net Sales; (v) the royalties and Milestone Payments owed to Nogra, listed by category; and (vi) the computations for any applicable currency conversions pursuant to Section 8.5(d). All such reports will be treated as Confidential Information of Licensee.
(c)    Records and Audits. Licensee will keep, and will cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all amounts due to Nogra hereunder. For the [***] next following the end of the Calendar Year to which each will pertain, such books and records of accounting (including those of Licensee’s Affiliates and Sublicensees, as applicable) will be kept at each of their principal place of business and will be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant

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selected by Nogra, and which is reasonably acceptable to Licensee, for the sole purpose of inspecting the amounts due to Nogra under this Agreement. In no event will such inspections be conducted hereunder more frequently than once every [***]. Such accountant must have executed and delivered to Licensee and its Affiliates and Sublicensees, as applicable, a confidentiality agreement as reasonably requested by Licensee, which will include provisions limiting such accountant’s disclosure to Nogra to only the results and basis for such results of such inspection. The results of such inspection, if any, will be binding on both Parties. Any underpayments will be paid by Licensee within [***] of notification of the results of such inspection. Any overpayments will be fully creditable against amounts payable in subsequent payment periods. Nogra will pay for such inspections, except that in the event there is any upward adjustment in amounts payable for any Calendar Year shown by such inspection of more than [***] of the amount paid, Licensee will reimburse Nogra for any reasonable out-of-pocket costs of such accountant. Any underpayments or overpayments under this Section 8.5(c) will be subject to the currency exchange provisions set forth in Section 8.5(d) as applied to the Calendar Quarter during which the payment obligations giving rise to such underpayment or overpayment were incurred by Licensee.
(d)    Currency Exchange. With respect to Net Sales invoiced in United States dollars, the Net Sales and the amounts due to Nogra hereunder will be expressed in United States dollars. With respect to Net Sales invoiced in a currency other than United States dollars, the Net Sales will be expressed in the domestic currency of the entity making the sale, together with the United States dollars equivalent, calculated based on standard methodologies employed by Licensee for consolidation purposes for the Calendar Quarter for which remittance is made for royalties. For purposes of calculating the Net Sales thresholds set forth in Section 8.3(a), the aggregate Net Sales with respect to each Calendar Quarter within a Calendar Year will be calculated based on the currency exchange rates for the Calendar Quarter in which such Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence.
(e)    Taxes. If Licensee (or any other permitted payor hereunder) is required by the Law of any jurisdiction to make any deduction, or withhold from any sum payable to Nogra hereunder, then [***]. Notwithstanding the foregoing, the requirement that [***] will not apply: [***]. The Parties will cooperate with each other in seeking relief or reduction in the deduction or withholding of any tax under any double taxation or other similar treaty or agreement from time to time in force and in seeking to receive a refund of any withholding tax or to claim a foreign tax credit. In addition, the Parties will cooperate in accordance with applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.
(f)    Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Licensee to transfer, or have transferred on its behalf, payments owed Nogra hereunder, Licensee will promptly notify Nogra of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Nogra in a recognized banking institution designated by Nogra or, if none is designated by Nogra within a period of thirty (30) days, in a recognized banking institution selected by Licensee, as the case may be, and identified in a written notice given to Nogra.
(g)    Interest Due. Licensee will pay Nogra interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.
8.6    Mutual Convenience. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Nogra. Licensee hereby stipulates to the fairness and reasonableness of such royalty and other payments obligations and covenants not to allege or assert, nor to allow any of its Sublicensees or Affiliates to allege or assert, nor further to

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cause or support any other Third Parties to allege or assert, that any such royalty or other payments obligations are unenforceable or illegal in any way.

Section 9.	Patent Prosecution, Infringement and Extensions.
9.1    Prosecution and Maintenance.
(a)    By the Parties Jointly. Promptly after the Implementation Date, Nogra will provide Licensee with copies of the prosecution files for all patents and patent applications listed on Exhibit C. The Parties will jointly Prosecute the Nogra Patent Rights, and Licensee will have final decision making authority for those Prosecution activities, provided that if Nogra disagrees with any final decision made by Licensee, Nogra may submit the dispute for resolution to an independent patent expert pursuant to Section 9.1(d). Nogra will act as the party of record with each applicable Governmental Authority, and Nogra will select counsel in the Territory for those Prosecution activities (which counsel, for clarity, will represent Nogra but not the Parties jointly). Each Party will provide to the other Party copies of any papers relating to the Prosecution of Nogra Patent Rights promptly upon receipt, or reasonably in advance of their filing, for the other Party to review and comment thereon. Nogra and its counsel will prepare the first draft of all papers for submission. Each Party (and its counsel) will have the right to review, and all reasonable comments will be accepted on, those papers. [***]. In Prosecuting the Nogra Patent Rights, the Parties will endeavor to the extent practicable to maximize the patent term and patent protection for the Licensed Compounds and Licensed Products.
(b)    By Nogra. In no event will any of the Nogra Patent Rights fail to be filed or be permitted to lapse or be abandoned in any country, or no new patent application be filed claiming priority to a patent application with the Nogra Patent Rights before such patent application’s issuance, or extended, without Nogra first being given an opportunity to assume full responsibility for the continued Prosecution of such Nogra Patent Rights, unless such failure to file, lapse, abandonment or filing is jointly agreed upon by the Parties. In the event that the Parties acting jointly cannot agree on whether or not to file or continue the Prosecution of or extend a patent application or patent within the Nogra Patent Rights in any country at least forty-five (45) days prior to any filing deadline or pending lapse or abandonment thereof (including because any dispute resolution process under Sections 13.7(a) and 13.7(b) has not yet been completed), Nogra will have the right, but not the obligation, to assume sole responsibility for the Prosecution of such patent rights, with counsel of Nogra’s own choice, by delivery by Nogra of written notice to Licensee of its election to assume such sole responsibility. Any such patent application(s) and patent(s) will remain a “Nogra Patent Right” hereunder, [***].
(c)    Prosecution Budget. Within thirty (30) days after the Implementation Date with respect to the current Calendar Year, and at least thirty (30) days prior to the end of the third Calendar Quarter of each Calendar Year thereafter with respect to the following Calendar Year, the Parties will meet to discuss and agree upon an estimated budget for Prosecution activities to be undertaken pursuant to Sections 9.1(a) and 9.1(b) for such Calendar Year [***]. The Parties will endeavor to stay within the budget, acting reasonably. If during any Calendar Year circumstances arise that require an adjustment to such budget or if the anticipated Prosecution activities will exceed the budget (including filing a patent application for a new invention), then upon either Party’s request, the Parties will meet in good faith to discuss and agree upon a reasonable adjustment to the budget, and the Parties will amend the estimated budget if they mutually agree on any such adjustment. If the Parties are unable to agree upon a budget, or if the Parties disagree on any adjustment to the budget, the matter may be submitted to the Third Party Patent Counsel pursuant to Section 9.1(d) for resolution at the request of either Party.
(d)    Prosecution Disputes. If Nogra disputes any Prosecution related decision made by Licensee pursuant to Section 9.1(a), if Licensee disputes any Prosecution related decision made by Nogra pursuant to Section 9.1(b), if the Parties are unable to agree upon a Prosecution budget pursuant to

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Section 9.1(c), if the Parties disagree on any adjustment to the Prosecution budget pursuant to Section 9.1(c), [***], the disputing Party may submit such dispute for resolution by a Third Party patent counsel mutually selected by the Parties who (and whose firm) is not, and was not at any time during the five (5) years prior to such dispute, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party (the “Third Party Patent Counsel”). Such Third Party Patent Counsel will resolve the dispute in accordance with the principles set forth in this Section 9.1. Any decision by the Third Party Patent Counsel will be made in a manner consistent, and not otherwise in conflict, with the terms of this Agreement. The Parties will equally share in the costs and expenses of retaining such Third Party Patent Counsel for any Prosecution disputes.
(e)    Patent Extensions; Orange Book Listings; Patent Certifications.
(i)    Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, [***]. In addition, the Parties will seek the maximum patent term extension available for all Nogra Patent Rights in accordance with this Section 9.1(e)(i). The Prosecution activities related to the foregoing will be governed by Sections 9.1(a), 9.1(b) and 9.1(d).
(ii)    Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), Licensee, in consultation with Nogra, will seek and maintain all such data exclusivity periods that may be available for any of the Licensed Products. Licensee will determine which Nogra Patent Rights, if any, will be listed in the Orange Book or any similar patent listing in any country with respect to the Licensed Products.
(iii)    Notification of Patent Certification. Nogra will notify and provide Licensee with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Nogra Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) of the United States Federal Food, Drug, and Cosmetic Act (as amended or any replacement thereof), or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies will be provided to Licensee within five (5) days after Nogra receives such certification, and will be sent to the address set forth in Section 13.6.
(f)    Cooperation. Each Party will reasonably cooperate with the other Party in the Prosecution of the Nogra Patent Rights. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of such Party and its Affiliates, and for Licensee, Sublicensees, to execute all documents, as reasonable and appropriate so as to enable the Prosecution of any such Nogra Patent Rights in any country.
(g)    CREATE Act. Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Agreement, but only with the prior written consent of the other Party in its sole discretion. In the event that a Party intends to invoke the CREATE Act, once agreed to by the other Party as required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

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9.2    Enforcement and Defense.
(a)    By Licensee. In the event that Nogra or Licensee becomes aware of a suspected infringement of any Nogra Patent Right within the scope of the license grant in Section 3.1, or any such Nogra Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or reexaminations, which are addressed in Section 9.1), such Party will notify the other Party promptly, and following such notification, the Parties will confer. Licensee will have the right, but will not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense. Nogra will reasonably assist Licensee in any action or proceeding being defended or prosecuted if so requested, and will be named in or join such action or proceeding if requested by Licensee or if Nogra so requests. [***]. Nogra may participate in any such action or proceeding at its election and expense [***], whether or not Nogra is a named party to any such action or proceeding, and Licensee will reasonably cooperate with Nogra in such participation (including providing copies of filings and other submissions before their filing or submission for Nogra’s review and comment) . No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Nogra Patent Right may be entered into by Licensee without the prior written consent of Nogra.
(b)    By Nogra. If Licensee elects not to settle, defend or bring any action for infringement described in Section 9.2(a) within six (6) months after the becoming aware of such suspected infringement or action or proceeding, (and in all events at least ten (10) days before the end of the applicable Hatch-Waxman Time Period, as defined below), then Nogra may defend or bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following: Licensee will reasonably assist Nogra in any action or proceeding being defended or prosecuted if so requested, and will join such action or proceeding if requested by Nogra. Licensee will have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement. For purposes of this Agreement, “Hatch-Waxman Time Period” means the applicable period of time during which a patent holder or licensee has the right to file an infringement suit to maintain certain rights and privileges upon receipt of Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application or an application under § 505(b)(2) of the United States Food, Drug, and Cosmetic Act (as amended), or any other similar patent certification by a Third Party, or any foreign equivalent thereof.
(c)    Withdrawal. If either Party brings an action or proceeding under this Section 9.2 and subsequently ceases to pursue or withdraws from such action or proceeding, it will promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 9.2.
(d)    Damages. In the event that either Party exercises the rights conferred in this Section 9.2 and recovers any damages or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorney’s fees), unless not reimbursable hereunder. If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs will be paid in full first before any of the other Party’s costs. If after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be retained by the Party that controlled the action or proceeding under this Section 9.2; provided, however, that (i) if Licensee is the Party that controlled such action or proceeding, the remaining recovery will be [***], and (ii) if Nogra is the Party that controlled such action or proceeding [***].

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9.3    Patent Marking. Licensee will mark, and will cause all of its Affiliates and Sublicensees to mark, Licensed Products with all Nogra Patent Rights in accordance with applicable Law, which marking obligation will continue for as long as required under applicable Law.

Section 10.	Confidential Information and Publicity.
10.1    Confidentiality.
(a)    Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and during the Term and for a period of [***] thereafter, a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) will (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement.
(b)    Exceptions. The obligations in Section 10.1(a) will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:
(i)    is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;
(ii)    was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
(iii)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;
(iv)    is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or
(v)    has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.
(c)    Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
(i)    subject to Section 10.2, by either Party in order to comply with applicable Laws (including any securities Laws or regulation or rules of a securities exchange) or with a legal or administrative proceeding;
(ii)    by either Party, in connection with prosecuting or defending litigation, making regulatory filings, and Prosecuting Nogra Patent Rights in accordance with Section 9;
(iii)    by Licensee, to its Affiliates, potential and future Sublicensees, permitted acquirers or assignees under Section 13.1, subcontractors, investment bankers, investors, lenders, and their and each of Licensee and its Affiliates’ respective directors, employees, contractors and agents; and
(iv)    by Nogra to its Affiliates, permitted acquirers or assignees under Section 13.1, subcontractors, investment bankers, investors (including royalty purchasers), lenders, and their and each of Nogra and its Affiliates’ respective directors, employees, contractors and agents,

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provided that (A) with respect to Section 10.1(c)(i) or 10.1(c)(ii), where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (B) with respect to Sections 10.1(c)(iii) and 10.1(c)(iv), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Section 10 (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality). Further, with respect to Section 10.1(c)(i) , in the event either Party intends to make a disclosure pursuant thereto, the other Party will have a reasonable time period to review and comment on the proposed disclosure or filing that relates to this Agreement (including the right to request redaction of material terms to the extent permitted by any applicable Laws), and the Party intending to make such disclosure will consider in good faith any reasonable comments thereon provided by the other Party.
10.2    Terms of this Agreement; Publicity.
(a)    Terms of this Agreement. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by this Section 10.
(b)    Restrictions. No Party to this Agreement will originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, the transactions contemplated hereby or the terms hereof, or the existence of any arrangement between the Parties, without the prior written consent of the other Party, whether named in such publicity, news release or other public announcement or not, except as required by applicable Laws.
(c)    Review. In the event either Party (the “Issuing Party”) desires to issue any publicity, new release or other public announcement relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed release, announcement or statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Reviewing Party may provide any comments on such Release and if the Receiving Party fails to provide any comments during the response period called for by the Issuing Party, the Reviewing Party will be deemed to have consented to the issuance of such Release; provided, however, that as it relates to the disclosure of the results of any clinical trial conducted by Licensee or any health or safety matter related to a Licensed Product, Nogra acknowledges that announcements may need to be made on extremely short notice, and although Licensee will endeavor to provide Nogra adequate time for such a review, Licensee will be free to make necessary public disclosures as promptly as it deems necessary and appropriate. If the Reviewing Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. If the Reviewing Party does not provide its consent, not to be unreasonably withheld, conditioned or delayed, to the issuance of the Release, the Issuing Party will not issue the Release except as required by Law or as otherwise expressly set forth herein. Each Party may subsequently publicly disclose any information previously contained in any Release so consented to. Each Party acknowledges and agrees that the other Party may submit this Agreement to the SEC and if a Party does submit this Agreement to the SEC, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement. If a Party is required by Law to make a disclosure of the terms of this Agreement in a filing with or other submission to the SEC, and (i) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (ii) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (iii) such Party has

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given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the SEC as set forth in this Section 10.2, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (A) consider incorporating such comments and (B) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party.
(d)    Press Release Regarding Execution of the Agreement. The Parties agree to issue the joint press release in Exhibit G promptly following the Implementation Date.
10.3    Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.
10.4    Publications. Licensee recognizes that Nogra may wish to publish or present information relating to a Licensed Compound or Licensed Product. All publications involving a Licensed Compound or Licensed Product will first be submitted to Licensee’s Alliance Manager, and Licensee’s Alliance Manager will route the publication to the appropriate reviewer(s) within Licensee’s organization. Licensee will have sixty (60) days to review the publication for potential patent right or other intellectual property rights protection. If Licensee identifies subject matter in such publication which, if published would adversely affect either Party’s patent rights, then upon Licensee’s written request, Nogra will delay submission of its publication for an additional period, not to exceed [***], in order to allow for the filing of a patent application or other appropriate intellectual property protection. Further, Nogra may not publish Confidential Information of Licensee or its Affiliates or Sublicensees without Licensee’s prior written consent. [***].

Section 11.	Warranties; Limitations of Liability; Indemnification.
11.1    Nogra Representations and Warranties. Except as set forth on Schedule 11.1, Nogra covenants, represents and warrants to Licensee that as of the Execution Date:
(a)    Nogra is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to Licensee as herein described.
(b)    This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Nogra enforceable against Nogra in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Law affecting creditors’ rights generally from time to time in effect, and to general principles of equity.
(c)    The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Nogra is a party, or by which it is bound, nor will it violate any applicable Laws.
(d)    All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Nogra in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

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(e)    Except as set forth on Schedule 11.1(e), Nogra represents and warrants to Licensee that as of the Execution Date:
(i)    Attached hereto as Exhibit C is a complete and accurate list of all patent rights owned or in-licensed by Nogra or any of its Affiliates as of the Execution Date that the manufacture, use, sale, offer for sale or importation of any Licensed Compound or Licensed Product would infringe.
(ii)    All Nogra Patent Rights as of the Execution Date are listed on Exhibit C, are exclusively owned by Nogra, and are free and clear of any (i) liens, charges, security interests, and encumbrances or licenses and (ii) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder, or would give rise to any Third Party claims for payment against Licensee or its Affiliates.
(iii)    [***], the Nogra Patent Rights are in full force and effect, have been duly applied for and registered in accordance with applicable Law, and have no unsatisfied past maintenance or annuity obligation.
(iv)    Nogra or its Affiliates have secured from all employees, consultants, contractors and other Persons who have contributed to the creation or invention of any of the Nogra Patent Rights and Nogra Know-How a written agreement assigning to Nogra or its Affiliates all rights to such creations, inventions, Nogra Patent Rights, or Nogra Know-How, and such Affiliates have assigned all such rights to Nogra. None of Nogra or any of its Affiliates has received any written communication challenging Nogra’s ownership of or right to use the Nogra Patent Rights or Nogra Know-How.
(v)    None of Nogra nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any intellectual property rights or any Licensed Compound or Licensed Product, that would conflict with or impair the scope of any rights or licenses granted hereunder. None of Nogra nor any of its Affiliates is a party to any license, sublicense or other agreement pursuant to which Nogra or such Affiliate has received a license or other rights relating to any Licensed Compound or Licensed Product.
(vi)    No Third Party action or proceeding has been commenced or threatened in writing, alleging that any of the issued claims included in the Nogra Patent Rights are invalid or unenforceable, or that Development or Manufacture of the Nogra Patent Rights, Nogra Know-How, Licensed Compound or Licensed Product prior to the Execution Date infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of such Third Party.
(vii)    [***] and notwithstanding 35 USC §271(e)(2) or any comparable Laws, the research, Development and Commercialization [***] of GED-0301 does not infringe or misappropriate any patent rights, Know-How or other intellectual property rights of any Third Party.
(f)    Nogra has furnished or made available to Licensee all material information that is in Nogra’s or its Affiliates’ possession concerning the Nogra Patent Rights, Nogra Know-How, Licensed Compounds and Licensed Products relevant to the safety or efficacy thereof, and all material Regulatory Materials and other material correspondence with Regulatory Authorities relating to the Licensed Compounds and Licensed Products, and to Nogra’s Knowledge, such information is accurate, complete and true in all material respects.

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(g)    GED-0301 is the only compound directed to SMAD7 Controlled by Nogra or any of its Affiliates that is known by Nogra through human clinical trials to have a potential therapeutic, prophylactic or palliative application in humans as of the Execution Date.
(h)    Neither Nogra nor any of its Affiliates has received any written notice alleging any material breach (and neither Nogra nor any of its Affiliates is currently in material breach, nor will it be in material breach as a result of the delivery and execution of this Agreement) of the [***] License Agreement, the [***] Research Agreement or any Existing Manufacturing Contract.
(i)    The [***] License Agreement, the [***] Research Agreement and the Existing Manufacturing Contracts all either have been entered into by Nogra or have been validly assigned to Nogra.
For purposes of this Agreement, “Knowledge” means the [***] knowledge of a Party or any of its Affiliates [***] .
11.2    Licensee Representations and Warranties. Licensee covenants, represents and warrants to Nogra that as of the Execution Date:
(a)    Each of Celgene Corp. and Celgene Alpine is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.
(b)    This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Licensee enforceable against Licensee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Law affecting creditors’ rights generally from time to time in effect, and to general principles of equity.
(c)    The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Licensee is a party, or by which it is bound, nor will it violate any applicable Laws.
(d)    All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Licensee in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
11.3    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER NOGRA NOR LICENSEE MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY NOGRA PATENT RIGHTS OR NOGRA KNOW-HOW, ANY LICENSED COMPOUNDS, OR ANY LICENSED PRODUCTS, INCLUDING ANY WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE OR NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.
11.4    Performance by Affiliates and Subcontractors. Each Party will have the right to utilize the services of its Affiliates or Third Party subcontractors in connection with the performance of the activities for which it is responsible under the Global Development Plan or the Commercialization Plan; provided, however, that such Party will remain responsible under this Agreement for the performance and compliance of such Affiliates and Third Party subcontractors. The Party utilizing such subcontractors also will ensure that such Affiliate or Third Party is subject to obligations protecting and limiting use and

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disclosure of Confidential Information, the Licensed Compounds, Licensed Products, patent rights and Know-How at least to the same extent as set forth under this Agreement.
11.5    Indemnification.
(a)    Licensee Indemnity. Licensee hereby agrees to indemnify, defend and hold Nogra and its Affiliates, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Nogra Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind, including but not limited to death, personal injury, illness, product liability or property damage or the failure to comply with applicable Law (collectively, Losses”), arising from any Third Party claim due to (i) the Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound or Licensed Products by or for Licensee or any of its Affiliates, Sublicensees, subcontractors, agents and consultants; or (ii) Licensee’s (or its Affiliates’ and Sublicensees’) use or practice of Nogra Patent Rights and Nogra Know-How; or (iii) any material breach of any obligation, representation or warranty of Licensee hereunder; or (iv) Licensee’s (or its Affiliates’ and Sublicensees’) gross negligence, recklessness or willful misconduct, except, in each case, to the extent that such Losses arise from (a) infringement or misappropriation of patent or other intellectual property rights or know-how by any Nogra Indemnitees, (b) the gross negligence, recklessness or willful misconduct of any Nogra Indemnitees, or (c) any material breach of any obligation, representation or warranty of Nogra hereunder. It is understood and agreed that the Nogra Indemnitees will not have any recourse with respect to any Taxing Authority claim to the extent relating to taxes (other than as set forth in Section 8.5(e)). “Taxing Authority” for purposes of this Agreement means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any taxes (domestic or foreign).
(b)    Nogra Indemnity. Nogra hereby agrees to indemnify, defend and hold Licensee, its Affiliates and Sublicensees, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Licensee Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to (i) the Development, transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compounds or Licensed Products by or for Nogra or any of its Affiliates, sublicensees, subcontractors, agents and consultants, in each case occurring prior to the Implementation Date; or (ii) Nogra’s (or its Affiliates’ and sublicensees) use or practice of Nogra Patent Rights and Nogra Know-How, in each case occurring prior to the Implementation Date; or (iii) any material breach of any obligation, representation or warranty of Nogra hereunder; or (iv) Nogra’s (or its Affiliates’ and sublicensees’) gross negligence, recklessness or willful misconduct, except, in each case, to the extent that such Losses arise from (A) infringement or misappropriation of patent or other intellectual property rights or know-how by any Licensee Indemnitees, (B) the gross negligence, recklessness or willful misconduct of any Licensee Indemnitees, or (C) any material breach of any obligation, representation or warranty of Licensee hereunder. It is understood and agreed that the Licensee Indemnitees will not have any recourse with respect to any Taxing Authority claim to the extent relating to taxes (other than as set forth in Section 8.5(e)).
(c)    Indemnification Procedure. A claim to which indemnification applies under Section 11.5(a) or Section 11.5(b) will be referred to herein as a “Claim”. If any Person (each, an “Indemnitee”) intends to claim indemnification under this Section 11.5, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will

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not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). Subject to Section 12.8, the Indemnitor will have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided however that (i) the Claim solely seeks monetary damages and (ii) the Indemnitor expressly agrees in writing that as between the Indemnitor and the Indemnitee, the Indemnitor will be solely obligated to satisfy and discharge the Claim in full and is able to reasonably demonstrate that it has sufficient financial resources (the matters described in (i) and (ii), the “Litigation Conditions”). The Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but will have no obligation to do so. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s expense and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Section 10.
11.6    Insurance. During the Term and for at least [***] thereafter, Licensee will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by Licensee under this Agreement. The coverage limits set forth herein will not create any limitation on Licensee’s liability to Nogra under this Agreement.

Section 12.	Term, Termination and Survival.
12.1    Term. This Agreement will commence as of the Execution Date and, except for the terms and conditions of Section 1, Section 10 and Section 13.15 (which terms and conditions are effective as of the Execution Date), will become effective as of the Implementation Date, unless sooner terminated in accordance with the terms hereof or by mutual written agreement of the Parties, will continue on a country-by-country and Licensed Product-by-Licensed Product basis until the end of the period during which royalties are due hereunder on Net Sales of such Licensed Product in such country (the “Term”). Upon the end of such period for such Licensed Product in such country, the license grant contained in Section 3.1 will become perpetual, irrevocable, non-terminable and fully paid up with respect to such Licensed Product in such country.
12.2    Termination for Material Default. Either Party will have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of any material default in the performance by such other Party of any term or condition under this Agreement in a manner that fundamentally frustrates the transactions contemplated by this Agreement, provided that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by the terminating Party to such other Party specifying the nature of the alleged breach (or, if such default cannot be cured within such [***] period, within [***] after such notice if such other Party commences actions to cure such default within such [***] and thereafter diligently continues such actions, but fails to cure the default by the end of such [***]); provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within [***] after written notice thereof is given by the terminating Party to such other Party.

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12.3    Termination for Insolvency. To the extent permitted by Law, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors (a “Bankruptcy Event”) by either Party, Nogra, in the case of a Bankruptcy Event by Licensee, or Licensee, in the case of a Bankruptcy Event by Nogra, may terminate this Agreement; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the subject Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof. Each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and foreign equivalents, including that upon commencement of a bankruptcy proceeding by or against such Party undergoing a bankruptcy proceeding (the “Affected Party”) under the U.S. Bankruptcy Code or foreign equivalents, the non-Affected Party will be entitled to complete duplicates of or complete access to, as such non-Affected Party deems appropriate, any Know-How and patent and other intellectual property rights and all embodiments hereof licensed or to be transferred to such non-Affected Party hereunder by the Affected Party. Such Know-How, rights and embodiments will be promptly delivered to the non-Affected Party (a) upon any such commencement of a bankruptcy proceeding and upon written request thereof by the non-Affected Party, unless the Affected Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under the foregoing clause (a), upon the rejection of this Agreement by or on behalf of the Affected Party upon written request therefore by the non-Affected Party. This Section 12.3 is without prejudice to any rights the non-Affected Party may have arising under the U.S. Bankruptcy Code, foreign equivalents or other Law.
12.4    Termination by Nogra for Patent Challenge.
(a)    Nogra will have the right to terminate [***] upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge; provided that with respect to any such Patent Challenge by any non-Affiliate Sublicensee, Nogra will not have the right to terminate [***] if Licensee (i) causes such Patent Challenge to be terminated or dismissed or (ii) terminates such Sublicensee’s sublicense to the Nogra Patent Rights being challenged by the Sublicensee, in each case within [***] of Nogra’s notice to Licensee under this Section 12.4. In the event Licensee or any of its Affiliates intends to assert a Patent Challenge in any forum, not less than [***] prior to making any such assertion, [***]. Notwithstanding the foregoing, Nogra’s [***] will not apply to any Affiliate of Licensee that first becomes an Affiliate of Licensee after the Implementation Date of this Agreement, where such Affiliate of Licensee was undertaking activities in connection with a Patent Challenge prior to such Affiliate first becoming an Affiliate of Licensee; provided however that Licensee causes such Patent Challenge to terminate within ninety (90) days of such Affiliate first becoming an Affiliate of Licensee.
(b)    In lieu of exercising its rights to terminate under this Section 12.4, Nogra may elect upon written notice to [***] all of the milestone payments due under Section 8.2 and royalties due under Section 8.3(a) by [***], which election will be effective retroactively to the date of the commencement of the Patent Challenge.
(c)    Licensee acknowledges and agrees that this Section 12.4 is reasonable, valid and necessary for the adequate protection of Nogra’s interest in and to the Nogra Patent Rights, and that Nogra would not have granted to Licensee the licenses under those Nogra Patent Rights, without this Section 12.4. Nogra will have the right, at any time in its sole discretion, to strike this Section 12.4 (or any portion thereof) from this Agreement, and Nogra will have no liability whatsoever as a result of the presence or absence of this Section 12.4 (or any struck portion thereof).
12.5    Discretionary Termination by Licensee. Licensee will have the right to terminate this Agreement in full at its discretion for any reason by delivering written notice to Nogra, such termination to be effective one hundred eighty days (180) days following the date of such notice, provided that (a) any

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such termination will not be effective before the third (3rd) anniversary of the Implementation Date; and (b) Licensee has paid to Nogra all Milestone Payments and royalties due and payable up to the effective date of termination.
12.6    Effect of Termination. Upon termination of this Agreement pursuant to Section [***]:
(a)    Except as may otherwise be agreed in writing by the Parties, Licensee will be responsible [***] for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going Clinical Studies hereunder for which it has responsibility.
(b)    Should Licensee or any of its Affiliates or Sublicensees have any inventory of any Licensed Product, each of them will have [***] thereafter in which to dispose of such inventory (subject to the payment to Nogra of any royalties or other amounts due hereunder thereon).
(c)    All licenses and other rights granted by Nogra to Licensee hereunder will terminate and such licenses and other rights will revert to Nogra, and Licensee and its Affiliates and Sublicensees will have no further rights to use any Nogra Patent Rights or Nogra Know-How (except as expressly set forth in Sections 12.6(a) and 12.6(b). Each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information and any materials, Licensed Compound and Licensed Products provided by or on behalf of such other Party hereunder that are in such Party’s (or its Affiliates’ or in the case of Licensee’s Sublicensees’) possession or control, save that such Party will have the right to retain (A) one (1) copy of intangible Confidential Information of such other Party for legal purposes, and (B) any of the foregoing that such Party retains any license or other right hereunder. Licensee and its Affiliates and Sublicensees will not continue to Develop, Manufacture or Commercialize any Licensed Compounds or Licensed Products.
(d)    All Regulatory Approvals, Regulatory Filings, regulatory documents and regulatory communications owned (in whole or in part) or otherwise controlled by Licensee and its Affiliates and Sublicensees concerning any Licensed Compounds and Licensed Products will be assigned to Nogra, and Licensee will provide to Nogra one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any Clinical Studies (and where reasonably available, electronic copies thereof). In the event of failure to obtain assignment, Licensee hereby consents and grants to Nogra the right to access and reference (without any further action required on the part of Licensee, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.
(e)    At Nogra’s election, Licensee will use reasonable efforts to assign to Nogra or its designee all then-existing Manufacturing contracts with Third Party contract manufacturers in connection with the Manufacture of any Licensed Compounds and Licensed Products. After such assignment, Nogra will be solely responsible for the performance of the obligations under such Manufacturing contracts.
(f)    [***] will grant (without any further action required on the part of Licensee) to Nogra and its Affiliates a [***] license (the “Reversion License”), [***], in the Territory, under all Reversion IP that (x) is Controlled by Licensee (or any of its Affiliates or Sublicensees) as of the date of notice of termination, (y) is actually used or incorporated in any Licensed Compounds or Licensed Products as of the date of notice of termination, and (z) only to the extent necessary to Develop, Manufacture and Commercialize, and for the sole purpose of Developing, Manufacturing, and Commercializing, in each case, any Licensed Compounds or any Licensed Products; in all cases in the Territory and in the Field. The Reversion License will be [***], but in all cases is limited solely to the Development, Manufacture and Commercialization of Licensed Compounds and Licensed Products, as provided in the immediately preceding sentence. At Nogra’s written request, the Parties will enter into commercially reasonable Prosecution and enforcement and defense terms for the [***] Reversion IP, and

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Nogra will bear the costs of such Prosecution, enforcement and defense activities to the extent controlled by Nogra. For purposes hereof, “Reversion IP” means any patent rights or Know-How Controlled by Licensee or any its Affiliates or Sublicensees that [***] any Licensed Compounds or Licensed Products (subject to the last sentence of this Section 12.6(f)), or their method of manufacture or use, as such patent rights or Know-How exist as of the date of notice of termination (including any other patent right that claims priority, directly or indirectly, to any such patent right, no matter when any such other patent right is filed or issued). Notwithstanding anything to the contrary herein, in no event will any compound or product owned or controlled by Licensee or its Affiliates or Sublicensees (other than, for clarity, any Licensed Compounds or Licensed Products (solely to the extent that any such Licensed Product contains only a Licensed Compound as the sole active ingredient (i.e., excluding Combination Products)) be included or subject to the license set forth in this Section 12.6(f).
(g)    Upon Nogra’s request, Licensee agrees to discuss in good faith and reasonably cooperate with Nogra with respect to the assignment and transfer to Nogra of Licensee’s and its Affiliates’ right, title and interest in and to any agreements between Licensee or any of its Affiliates and Third Parties that relate solely to the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product (including any Third Party licenses or sublicenses) and for any such agreement that does not relate solely to the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products, the assignment (or license, if applicable) to Nogra of only such portions of such agreements relating thereto.
(h)    Licensee will assign (or, if applicable, will cause its Affiliates or Sublicensees to assign) to Nogra all of Licensee’s (and such Affiliates’ or Sublicensees’) worldwide right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to and solely used for any Licensed Products (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of Licensee or any of its Affiliates or Sublicensees).
12.7    Survival. In addition to the termination consequences set forth in Section 12.6, the following provisions will survive expiration or termination of this Agreement for any reason: Sections 3.2 (mutatis mutandis with respect to licenses granted to Nogra under Section 12.6(f)), 3.5 (in the case of expiration of this Agreement) 3.8, 8.5, 8.6, 11.3, 11.5, 11.6, 12.1 (last sentence, in the case of expiration of this Agreement) and 12.3 (excluding the first sentence thereof), this Section 12.7, the last sentence of Section 3.2(b), and all of Section 1, Section 10 and Section 13. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement.
12.8    Right to Set-off. Notwithstanding anything to the contrary in this Agreement (other than the last sentence of Section 8.1), each Party has the right at all times to retain and set off against all amounts due and owing to the other Party, as determined in a final judgment or award, any damages or awards recovered by such Party for any Losses incurred by such Party; provided that (a) [***] (any such claim, a “Challenge Claim”), determination in a final judgment or award shall not be required and, (b) for clarity, Licensee shall be entitled to withhold any and all amounts then due on or after the initial date of such Challenge Claim (subject to the resolution of any related arbitration brought in accordance with Section 13.7 by a Party hereunder) (i) during the period of time in which any Challenge Claim is being opposed or otherwise remains unsettled or unresolved, and/or (ii) in the event that Nogra does not oppose or does not otherwise approve settlement or compromise of such Challenge Claim, and (c) with respect to each Challenge Claim, (i) each of Licensee and Nogra shall reasonably cooperate with one another in the

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defense and control of such Challenge Claim (including any settlement and compromise and the opportunity for both Parties to attend all relevant meetings) and, (ii) in the event of any dispute between the Parties regarding the defense and control of such Challenge Claim, such matter will be resolved pursuant to Section 13.7(a) by referral directly to a senior executive of each Party designated by such Party’s Executive Officer (but not Section 13.7(b)), and (iii) if such matter is not resolved pursuant to the dispute resolution process set forth in Section 13.7(a), then Licensee will have the tie-breaking vote with respect to such matter (without regard to Section 11.5(c)), and provided further that any settlement or compromise of any such Challenge Claim will in all events require the prior written consent of Nogra, which consent will not be unreasonably withheld, conditioned or delayed.

Section 13.	General Provisions.
13.1    Assignment.
(a)    This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided that without consent (i) Licensee may (x) assign this Agreement or any rights or obligations hereunder, in whole or in part, to an Affiliate (and an Affiliate of Licensee may assign, in whole or in part, this Agreement, or any rights or obligations hereunder, to another Affiliate of Licensee or to Licensee), provided that Licensee will remain fully liable for the performance of its obligations under this Agreement by such Affiliates, or (y) assign this Agreement in full to its successor in connection with a Change of Control of Licensee, and (ii) Nogra may assign this Agreement in full to (x) an Affiliate (and an Affiliate of Nogra may assign this Agreement in full to another Affiliate of Nogra or to Nogra) or (y) its successor in connection with a Change of Control of Nogra; provided however that, except in the case (1) where a Party is involved in a merger or consolidation where it is the surviving entity and no assets of such Party relevant to the Development, Manufacture or Commercialization of any Licensed Compounds or Licensed Products have been transferred as a result of such merger or consolidation or (2) of an assignment by and between Licensee and its Affiliates, that (A) such assigning Party provides the other Party to this Agreement with at least thirty (30) business days advance written notice of such assignment(s) and the assigning Party agrees in a written agreement delivered prior to such assignment(s) to the non-assigning Party (and upon which such non-assigning Party may rely) to remain fully liable for the performance of its obligations under this Agreement by its assignee(s), (B) the assignee(s) agree in a written agreement delivered prior to such assignment(s) to the non-assigning Party (and upon which such non-assigning Party may rely) to assume performance of all such assigned obligations, (C) in the case of any assignment(s) by Nogra, all Nogra Patent Rights and Nogra Know-How licensed to Licensee, along with all Licensed Compounds and Licensed Products, will be transferred to such assignee(s) effective as of such assignment(s), and (D) all of the matters referred to in clauses (A), (B) and (C), as applicable, will be set forth in reasonable documentation consistent with this Section 13.1 provided to the non-assigning Party prior to any such assignment(s) and in all cases will provide the non-assigning Party with the full benefits of its rights under this Agreement (after taking into account all risks involving applicable counter-party performance and bankruptcy and insolvency risks, including those involving contractual rejection under 11 USC §365) as if no such assignment(s) had occurred; and provided, further, that if Nogra wishes to assign any Nogra Patent Rights or Nogra Know-How to its Affiliates, it will be permitted to do so conditioned on such Affiliate becoming a party to this Agreement, in the form of an amendment to this Agreement executed by Licensee, Nogra and such Affiliate, and Licensee will not unreasonably object to any such amendment, pursuant to which such Affiliate would agree to assume all obligations hereunder, and grant to Licensee all rights hereunder, with respect to the Nogra Patent Rights and Nogra Know-How so assigned. Each Party will provide prompt written notice to the other Party of any such permitted assignment.

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(b)    Notwithstanding anything to the contrary in this Section 13.1 or elsewhere in this Agreement, Nogra may sell, transfer or assign its rights to any Third Party to receive payments under Section 8, and Nogra may disclose Confidential Information of Licensee to one or more Third Parties in connection with any such assignment to enable the Third Party(ies) to evaluate and monitor any such purchase, provided that such Third Party(ies) are subject to confidentiality obligations consistent with those set forth in Section 10. In no event may such Third Party(ies) seek to enforce any payment obligations under Section 8 against Licensee.
(c)    Any attempted assignment, delegation or transfer in violation of this Section 13.1 will be void ab initio. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.
13.2    Change of Control of Nogra. Notwithstanding anything to the contrary herein, (a) no patent rights, Know-How or other intellectual property rights not Controlled by Nogra or any of its Affiliates before a Change of Control of Nogra will be deemed Controlled for purposes of this Agreement after such Change of Control, provided that (i) any patent right that claims priority, directly or indirectly, to any other patent right first Controlled by Nogra or any of its Affiliates before such Change of Control will be Controlled thereafter no matter when such patent right is filed or issued and (ii) any patent right, Know-How or other intellectual property rights created, conceived or made by Nogra or any of its Affiliates or Sublicensees in connection with the exercise of their rights under Section 3.1(b) after such Change of Control will be Controlled by Nogra, and (b) no assets of Nogra or any of its Affiliates, including the items listed in clause (a) above, not owned or in-licensed by Nogra or any of its Affiliates before a Change of Control will be subject to Section 3.3(a).
13.3    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their reasonable commercial efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
13.4    Cumulative Remedies. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at Law or otherwise.
13.5    Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

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13.6    Notices. Except as otherwise provided herein, all notices under this Agreement will be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:
If to Licensee, to:            Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attention: Chief Executive Officer
With a required copy to:            Celgene Legal
86 Morris Avenue
Summit, NJ 07901
Attention: General Counsel
Dechert LLP
902 Carnegie Center
Suite 500
Princeton, NJ 08540
Attention:     James J. Marino, Esq.
David E. Schulman, Esq.

If to Nogra, to:                Nogra Pharma Limited
33 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention: Chairman of the Board
With a required copy to:            Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Kingsley L. Taft, Esq.
or to such address as each Party may hereafter designate by notice to the other Party. A notice will be deemed to have been given on the date it is received by all required recipients for the noticed Party.
13.7    Dispute Resolution.
(a)    In the event of any dispute between the Parties under this Agreement, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other, have such dispute referred to a senior executive of each Party designated by such Party’s Executive Officer, which senior executives will meet in person if requested by either such senior executive and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] period following receipt of such written notice. If such senior executives do not resolve such dispute within such [***] period, either Party may refer the matter to the Parties’ Executive Officers for attempted resolution, whereupon the Parties’ Executive Officers will meet in person if requested by either such Executive Officer and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] period following such referral.
(b)    Subject to Sections 2.6(b) and 12.8, if the Executive Officers do not resolve such dispute within such [***] period, either Party may at any time thereafter submit such dispute to be finally settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of submission. The arbitration will be heard and

LICENSE AGREEMENT

determined by three (3) arbitrators. Licensee and Nogra will each appoint one (1) arbitrator and the third arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within [***] following the date of receipt by the respondent of the claim, by the AAA. Such arbitration will take place in New York, NY. The arbitration award so given will be a final and binding determination of the dispute, and will be fully enforceable in any court of competent jurisdiction. Costs of arbitration are to be divided by the Parties in the following manner: Licensee will pay for the arbitrator it chooses, Nogra will pay for the arbitrator it chooses, and the costs of the third arbitrator will be divided equally between the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.
(c)    Notwithstanding the dispute resolution procedures set forth in this Section 13.7, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any dispute resolution procedures hereunder.
(d)    The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in this Section 13.7 are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period under Section 12.2, (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination for material breach will not be effective, (iii) the time periods for cure under Section 12 as to any termination notice given prior to the initiation of the arbitration proceeding will be tolled, and (iv) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration proceeding (and no effect will be given to previously issued termination notices), until the court has confirmed the existence of the facts claimed by a Party to be the basis for the asserted material breach.
13.8    Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions; provided that any dispute relating to the scope, validity, enforceability or infringement of any patent rights will be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such patent rights apply.
13.9    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Nogra and Licensee as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Licensee Indemnitees other than Licensee and Nogra Indemnitees other than Nogra for purposes of Sections 11.5(a) or 11.5(b), as applicable).
13.10    Entire Agreement. This Agreement (along with the Exhibits) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings, including the Confidentiality Agreement, whether oral or written, between the Parties with respect to the subject matter hereof.
13.11    Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.
13.12    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule

LICENSE AGREEMENT

of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
13.13    Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 3.2” would be part of “Section 3”, and references to “Section 3.2” would also refer to material contained in the subsection described as “Section 3.2(a)”).
13.14    Counterparts; Facsimiles. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.
13.15    Government Approvals.
(a)    Each of Nogra and Licensee will use its commercially reasonable good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of this Agreement, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested. Notwithstanding anything to the contrary in this Agreement, this Section 13.15 and the term “commercially reasonable good faith efforts” do not require that either Party (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Nogra, Licensee or their respective Affiliates, (ii) agree to any restrictions on the businesses of Nogra, Licensee or their respective Affiliates, or (iii) pay any material amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by this Agreement.
(b)    Each of Nogra and Licensee will, within five (5) business days after the execution of this Agreement (or such later time as may be agreed to in writing by the Parties) file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States of America Department of Justice (“DOJ”) any HSR Filing required of it under the HSR Act, together with all other applicable laws, rules and regulations relating to antitrust and competition law and compliance (such laws, rules and regulations, the “Competition Laws”), in the reasonable opinion of either Party with respect to the transactions contemplated by this Agreement. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing and Competition Law Filings. Each Party will be responsible for its own costs and expenses associated with any HSR Filing and Competition Law Filing; provided, however, Licensee will be responsible for all fees (other than penalties that may be incurred as a result of actions or omissions on the part of Nogra, which penalties will be the sole financial responsibility of Nogra) required to be paid to any Government Authority in connection with making any such HSR Filing and Competition Law Filing. In the event that the Parties make an HSR Filing under this Section 13.15, this Agreement will terminate (i) at the election of either Party, immediately upon notice to the other Party, in the event that the FTC or the DOJ obtains a preliminary injunction under the HSR Act against the Parties to enjoin the transactions contemplated by this Agreement or (ii) at the

LICENSE AGREEMENT

election of either Party, immediately upon notice to the other Party, in the event that the Antitrust Clearance Date will not have occurred on or prior to seventy (70) days after the effective date of the HSR Filing. As used herein: (x) “Antitrust Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act and Competition Law with respect to the transactions contemplated by this Agreement have expired or have been terminated; (y) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder; and (z) “HSR Filing” and “Competition Law Filing” means a filing by Nogra and Licensee with, and that has been accepted by, the FTC and DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) and under Competition Law with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.
(c)    Each of Nogra and Licensee will, in connection with any HSR Filing, (i) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the other Parties and/or their counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Parties and/or their counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided, that materials may be redacted to remove references concerning the valuation of the business of Nogra. Nogra and Licensee, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 13.15(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Nogra or Licensee, as the case may be) or its legal counsel.
(d)    Nogra and Licensee will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby. Neither Party will be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining approval of the transactions contemplated by this Agreement.
(e)    If this Agreement is terminated pursuant to this Section 13.15, then, notwithstanding any provision in this Agreement to the contrary, neither Party will have any further obligation to the other Party with respect to the subject matter of this Agreement.
(f)    During the period commencing on the Execution Date and ending on the Antitrust Clearance Date or on the termination of this Agreement pursuant to this Section 13.15, as applicable, Nogra will not enter into any agreement that conflicts with the rights granted to Licensee hereunder, including assigning, transferring, conveying or otherwise encumbering or disposing of, or licensing or granting any right to, or entering into any agreement to assign, transfer, convey or otherwise encumber or dispose of, or license or grant any right to, the Licensed Compounds and Licensed Products.

LICENSE AGREEMENT

13.16    Licensee Parties. The Parties hereby acknowledge and agree that (a) Celgene Corp. is the party to this Agreement with respect to all rights and obligations (including payment obligations) under this Agreement in the United States; (b) Celgene Alpine is the party to this Agreement with respect to all rights and obligations (including payment obligations) under this Agreement outside of the United States; (c) by action of the foregoing clauses (a) and (b), all of Licensee’s obligations hereunder are the responsibility of one of either Celgene Corp. or Celgene Alpine (or any of their permitted assignee(s)); and (d) without limiting the foregoing clauses (a) through (c), as between Nogra, on the one hand, and Celgene Corp. and Celgene Alpine, on the other, Celgene Corp. may undertake all actions permitted or required to be taken by Celgene Corp. and/or Celgene Alpine.
[Remainder of this Page Intentionally Left Blank]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized representatives as of the Execution Date.

NOGRA PHARMA LIMITED

By:    /s/ David Hammond                 (Signature)

Name:    David Hammond
Title:    Director

CELGENE CORPORATION

By:    /s/ Robert J. Hugin
    (Signature)

Name:     Robert J. Hugin

Title:    Chairman and CEO
Solely with respect to the rights and obligations under this License Agreement outside of the United States (subject to Section 13.16)

CELGENE ALPINE INVESTMENT COMPANY II LLC
By: Celgene International Sàrl, sole member

By:    /s/ Robert J. Hugin
    (Signature)

Name:     Robert J. Hugin

Title:    Manager
By:    /s/ Jürg Oehen                         (Signature)

Name:     Jürg Oehen

Title:    Manager

Exhibit 10.1

EXHIBIT A-1

INITIAL GLOBAL DEVELOPMENT PLAN

[***]

Exhibit 10.1

EXHIBIT A-2

INITIAL DEVELOPMENT BUDGET

(Dollar amounts in thousands)
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]

[***]

Exhibit 10.1

EXHIBIT B

LICENSED COMPOUND

[***]

Exhibit 10.1

EXHIBIT C

NOGRA PATENT RIGHTS

[***]

Exhibit 10.1

EXHIBIT D

PRINCIPAL TERMS OF RESEARCH COLLABORATION AGREEMENT

Within [***] after the Implementation Date, the Parties will enter in a research collaboration agreement in a form mutually agreeable to the Parties having the provisions as outlined below (the “Research Collaboration Agreement”).
Under the Research Collaboration Agreement, the Parties will collaborate in carrying out a research program with the goals of expanding the understanding of the mechanism of action of GED-0301, developing pharmacodynamic assays, discovering and developing Follow-On Products, and exploring the role of such Follow-On Products in additional Indications, including the Exploratory Indications (the “Research Program”). The Research Program will be carried out in accordance with a research plan (that will be reviewed and updated at least on a yearly basis) detailing the responsibilities and activities of Nogra and Licensee with respect to performing the Research Program (the “Research Plan”). The initial Research Plan will be agreed to by the Parties at the same time as the Research Collaboration Agreement is entered into. The Research Plan will include a description of the specific activities to be performed by Nogra and Licensee in support of the Research Program, and projected timelines for completion of such activities.
The Research Program will be carried out during the [***] period after the execution of the Research Collaboration Agreement (the “Research Term”), with Licensee having the option to extend the Research Term for one (1) additional [***] period.
The Parties will form a joint research committee (the “JRC”) comprised of an equal number of representatives from each Party. The JRC will monitor and periodically review and discuss the status and results of work under the Research Program. Any modifications or amendments to the Research Plan that are proposed by either Nogra or Licensee will be subject to review and prior written approval by the JRC. Decisions of the JRC will be by consensus, provided that if the JRC is unable to reach a consensus agreement with respect to any such decision, Licensee will have the final decision-making authority; provided, however, that Licensee will not have the right to unilaterally alter, increase or expand the Parties’ rights or obligations under this Agreement or the Research Collaboration Agreement or otherwise be in conflict with the terms of this Agreement or the Research Collaboration Agreement (including those decisions hereunder expressly to be made by one or both of the Parties as opposed to the JRC).
Licensee will fund from [***] qualified FTEs of Nogra or its Affiliates per year during the Research Term to perform activities in support of the Research Program, in accordance with the then-current Research Plan. The Parties will mutually agree on the number of FTEs to fund each year of the Research Program. Each Party will use commercially reasonable efforts to perform its respective obligations as set forth in the Research Plan using appropriate personnel and resources. Licensee will fund such Nogra FTEs at a rate of $[***] per FTE/year.
Each of Nogra and Licensee will have the right to utilize the services of its Affiliates or Third Party consultants or contractors in connection with the performance of the activities for which it is responsible under the Research Plan; provided, however, that such Party will (a) ensure that any such Affiliates and Third Party contractors are obligated to assign all rights, title, and interests in or to any patent rights, Know-How or other intellectual property rights created, conceived or made in the performance of the Research Program, and (b) remain responsible under the Research Collaboration Agreement for the

LICENSE AGREEMENT

performance and compliance of such Affiliates and Third Party contractors. The Party utilizing such subcontractors will also ensure that such Affiliate or Third Party is subject to obligations protecting and limiting use and disclosure of Confidential Information, Licensed Compounds, Licensed Products, Follow-on Products, and Know-How at least to the same extent as set forth under Section 10 of this Agreement.
Unless otherwise agreed by the Parties, Licensee will own all right, title and interest in and to all patent rights, Know-How and other intellectual property (including any other patent right that claims priority, directly or indirectly, to any such patent right, no matter when any such other patent right is filed or issued, collectively the “Research Program IP”, and all patent rights contained therein, the “Research Program Patents”) created, conceived or made in the performance of the Research Program by one or more employees, consultants or contractors of Nogra or its Affiliates, or one or more employees, consultants or contractors of Licensee or its Affiliates, whether solely or jointly; provided, that (a) any Research Program IP that is solely created, conceived or made by one or more employees, consultants or contractors of Nogra or its Affiliates will be [***]; and (b) any Research Program IP that is jointly created, conceived or made by one or more employees, consultants or contractors of Nogra or its Affiliates, and one or more employees, consultants or contractors of Licensee or its Affiliates, will be [***]; in each case of (a) and (b) solely for any and all compounds and products other than Licensed Compounds, Licensed Products and Alternative Products (including Follow-On Products). In the Research Collaboration Agreement, the Parties will enter into commercially reasonable Prosecution and enforcement and defense terms for the Research Program IP. In no event will any compound or product owned or controlled by Licensee or its Affiliates or Sublicensees be included or subject to the licenses described in this paragraph (unless such compound or product is first created, conceived or made under the Research Program).
Under the Research Collaboration Agreement, each Party will grant appropriate licenses and rights to enable the other Party to perform its obligations under the Research Program. In addition, upon reversion of Licensee’s rights in the Licensed Products and Licensed Compounds pursuant to Section 12.6 of this Agreement, [***]. Under the Research Collaboration Agreement, upon reversion of Licensee’s rights in Follow-On Products in the event of termination of the Research Program, Licensee will grant Nogra and its Affiliates [***], under the Research Program IP solely for Alternative Products (including Follow-On Products), and [***], for all other compounds and products (other than Licensed Compounds and Licensed Products). In no event will any compound or product owned or controlled by Licensee or its Affiliates or Sublicensees be included or subject to the licenses described in this paragraph (unless such compound or product is first created, conceived or made under the Research Program).
If the Parties continue with the research, development, manufacture and/or commercialization of a Follow-On Product after expiration of the Research Program, then termination of such research, development, manufacture and/or commercialization will be on a Follow-On Product-by-Follow-On Product basis.
The Parties will discuss and agree on termination provisions applicable to the Research Collaboration Agreement if this Agreement terminates.
Each Party will maintain, or cause to be maintained, complete and accurate records of all of its activities and results achieved under the Research Program and all results, data and developments made in furtherance thereof. Such records will be in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes. Each Party will periodically provide the other Party with written reports of the work performed under the Research Program and the results, data and developments made in furtherance thereof.

LICENSE AGREEMENT

For any Follow-On Product, Licensee will pay to Nogra (A) a [***] Milestone Payment upon first administration of such Follow-On Product to a human, (B) a [***] Milestone Payment upon receipt of the first of (i) FDA approval of an NDA for such Follow-On Product or (ii) approval of an MAA for such Follow-On Product by the EMA or [***] of the Major European Countries, and (C) a [***] Milestone Payment upon total Net Sales of such Follow-On Product in the Territory in a Calendar Year equal to or greater than US$[***]. In addition, such Follow-On Products will be deemed to be Licensed Products for the purposes of royalty calculations under Section 8.3 (including the royalty term thereunder), but at [***] of the royalty rates specified therein.
For clarity, an improved or modified version of GED-0301 or any other Licensed Compound created, conceived or made in the performance of the Research Program will be a Licensed Product for purposes of the Milestone Payments under Section 8.2 and royalty calculations under Section 8.3.
Other terms and conditions, usual and customary for an agreement of this type would be included in the Research Collaboration Agreement.

Exhibit 10.1

EXHIBIT E

DESCRIPTION OF NOGRA CLINICAL STUDIES

[***]

Exhibit 10.1

EXHIBIT F

EXISTING MANUFACTURING CONTRACTS

[***]

Exhibit 10.1

EXHIBIT G

PRESS RELEASE

Licensee will incorporate the following language in its earning release:

Business Update

In April, Celgene entered into a global license agreement with Nogra Pharma Limited, a private pharmaceutical company based in Dublin, Ireland, to develop and commercialize GED-0301, an oral antisense DNA oligonucleotide targeting Smad7 mRNA for the treatment of moderate-to-severe Crohn’s disease and other indications. A double-blind, placebo-controlled, multicenter phase II trial of three doses of GED-0301 in 166 patients with active Crohn’s disease has been completed. The data have been submitted to a major medical journal and will be presented at an upcoming medical congress. Based upon these results, Celgene plans to initiate a phase III registration program by year-end 2014. Under the terms of the license agreement, Nogra Pharma Limited will receive an upfront payment of $710 million, regulatory, development and net sales milestone payments and tiered royalties. Aggregate payments for regulatory and development milestones could potentially be $815 million for multiple indications. Starting from global annual net sales levels of $500 million, aggregate tiered sales milestones could total a maximum of $1,050 million if annual sales reach $4,000 million. The license agreement will become effective upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

LICENSE AGREEMENT

Contacts:

Investors:     Media:
Patrick E. Flanigan III    Brian P. Gill
Vice President    Vice President
Investor Relations    Corporate Communications
(908) 673-9969    (908) 673-9530

CELGENE ACQUIRES LATE-STAGE PRODUCT FOR CROHN’S DISEASE AND OTHER GASTROINTESTINAL DISORDERS

•	GED-0301 Is a First-in-Class, Oral Antisense Drug Targeting Smad7 mRNA

•	Phase III Program for Crohn’s Disease Targeted to Begin by Year-end 2014

SUMMIT, NJ – (April 24, 2014) – Celgene Corporation (NASDAQ: CELG) entered into a global license agreement with Nogra Pharma Limited, a private pharmaceutical company based in Dublin, Ireland, to develop and commercialize GED-0301, an oral antisense DNA oligonucleotide targeting Smad7 mRNA for the treatment of moderate-to-severe Crohn’s disease and other indications.

A double-blind, placebo-controlled, multicenter phase II trial of three doses of GED-0301 in 166 patients with active Crohn’s disease has been completed. The data have been submitted to a major medical journal and will be presented at an upcoming medical congress. Based upon these results, Celgene plans to initiate a phase III registration program by year-end 2014.

“GED-0301 is a potentially transformative therapy that demonstrated striking clinical activity in a phase II trial for Crohn’s disease,” said Scott Smith, Senior Vice President and Global Head of Inflammation and Immunology. “It strengthens our expanding pipeline of novel therapies intended to address significant unmet medical need in immune-mediated diseases.”

Under the terms of the license agreement, Nogra Pharma Limited will receive an upfront payment of $710 million, regulatory, development and net sales milestone payments and tiered royalties. Aggregate payments for regulatory and development milestones could potentially be $815 million for multiple indications.

LICENSE AGREEMENT

Starting from global annual net sales levels of $500 million, aggregate tiered sales milestones could total a maximum of $1,050 million if annual sales reach $4,000 million.

The license agreement will become effective upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to adjusted Net Income for explanations of the amounts excluded and included to arrive at Adjusted Net Income and Adjusted Earnings Per Share amounts for the three-month periods ended March 31, 2014 and 2013, and for the projected amounts for the year ending December 31, 2014.
# # #

Exhibit 10.1

SCHEDULE 11.1

DISCLOSURE SCHEDULE

[***]